Exhibit 10.1

EXECUTION COPY

Published CUSIP: 21989JAC3

CREDIT AGREEMENT

Dated as of July 2, 2012

among

THE CORPORATE EXECUTIVE BOARD COMPANY,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer,

and

THE LENDERS PARTY HERETO

Arranged By:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Bookrunners

and

BARCLAYS BANK PLC,

as Syndication Agent

-i-

-ii-

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SCHEDULES

1.01A	—	Mandatory Cost Formulae
1.01B	—	Unrestricted Subsidiaries
1.01C	—	Guarantors
1.01D	—	Immaterial Subsidiaries
2.01(a)	—	Term A Commitment
2.01(b)	—	Term B Commitment
2.01(c)	—	Revolving Credit Commitment
2.03(a)	—	Existing Letters of Credit
5.06	—	Litigation
5.11	—	Subsidiaries and Other Equity Investments
7.01(b)	—	Existing Liens
7.01	—	Total Assets Percentages
7.02(g)	—	Existing Investments
7.03(c)	—	Surviving Indebtedness
7.08	—	Transactions with Affiliates
10.02	—	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	—	Committed Loan Notice
B	—	Swing Line Loan Notice
C-1	—	Term A Note
C-2	—	Term B Note
C-3	—	Revolving Credit Note
D	—	Compliance Certificate
E	—	Assignment and Assumption
F	—	Guaranty
G	—	Security Agreement
H	—	[Reserved]
I	—	[Reserved]
J	—	[Reserved]
K	—	Discounted Prepayment Option Notice
L	—	Lender Participation Notice
M	—	Discounted Voluntary Prepayment Notice
N	—	United States Tax Compliance Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 2, 2012, among THE CORPORATE EXECUTIVE BOARD COMPANY, a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

1. The Borrower intends to acquire (the “SHL Acquisition”), through its subsidiary, The Corporate Executive Board Company (UK) Limited, a company registered in England and Wales under number 04917634, all of the outstanding issued shares in the capital, and assets comprising the business, of SHL Group Holdings 1 Limited and SHL Group Holdings 3 Limited (the “Companies”). To effect the SHL Acquisition the Borrower will consummate the transactions pursuant to the Acquisition Documents (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below).

2. The Borrower has requested that simultaneously with the consummation of the SHL Acquisition, the Lenders extend credit to the Borrower in the form of (i) Term B Loans in an initial aggregate principal amount equal to $375,000,000, (ii) Term A Loans in an initial aggregate principal amount equal to $200,000,000 and (iii) Revolving Credit Commitments in an initial aggregate principal amount of $50,000,000 (the “Revolving Credit Facility”). The Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit from time to time.

3. The proceeds of the Term B Loans, the Term A Loans and the Initial Revolving Borrowing, together with cash of the Borrower, will be used to finance the SHL Acquisition and the Transaction Expenses and, to consummate the Refinancing. The proceeds of Revolving Credit Loans made after the Closing Date and Letters of Credit will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including Capital Expenditures and the financing of Permitted Acquisitions. Swing Line Loans will be used for general corporate purposes of the Borrower and its Subsidiaries.

4. The applicable Lenders have indicated their willingness to lend, and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).

“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).

“Accounting Changes” has the meaning specified in Section 1.03(d).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA (determined using the definition of “Consolidated EBITDA” and the other defined terms used therein as if references to the Borrower and the Restricted Subsidiaries therein were to such Acquired Entity or Business and its Subsidiaries or Converted Restricted Subsidiary and its Subsidiaries, as the case may be) of such Acquired Entity or Business or Converted Restricted Subsidiary, as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Acquisition Agreement” means the agreement relating to the sale and purchase of the entire issued share capital of SHL Group Holdings 1 Limited and certain shares in SHL Group Holdings 3 Limited, between the sellers party thereto, The Corporate Executive Board Company (UK) Limited, the Borrower and VSS Communications Partners IV, L.P., dated as of July 2, 2012, as may be amended, modified, waived or otherwise changed in accordance with Section 7.07.

“Acquisition Documents” means the Acquisition Agreement, the Warranty Deed and any other documents ancillary thereto or designated as “Acquisition Documents” by the Administrative Agent and the Borrower.

“Additional Lender” has the meaning specified in Section 2.14(c).

“Administrative Agent” means, subject to Section 9.13, Bank of America, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.17.

“Alternative Currency” means each of Euro, British Pounds Sterling and Canadian Dollars and each other lawful currency (other than Dollars) that is approved by the Administrative Agent and each Revolving Credit Lender in accordance with Section 1.10.

“Alternative L/C Currency” means Euro, British Pounds Sterling, Canadian Dollars, Australian Dollars and Singapore Dollars and each other lawful currency (other than Dollars) that is approved by the Administrative Agent and each relevant L/C Issuer in accordance with Section 1.10.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party or its Subsidiaries, related to terrorism financing or money laundering including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans, Base Rate Loans, L/C Advances, Swing Line Loans or Letters of Credit, as applicable, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 3.01(e) and Section 3.02, be changed by such Lender upon ten (10) days’ prior written notice to the Administrative Agent and the Borrower; provided that, for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Rate” means a percentage per annum equal to:

(a) (i) for Eurocurrency Rate Loans that are Term B Loans, 3.50%, and (ii) for Base Rate Loans that are Term B Loans, 2.50%,

(b) (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Sections 6.01 and 6.02, (A) for Eurocurrency Rate Loans that are Revolving Credit Loans or Term A Loans, 3.00%, (B) for Base Rate Loans that are Revolving Credit Loans or Term A Loans, 2.00% and (C) for Letter of Credit Fees, 3.00% per annum and (ii) thereafter, in connection with Revolving Credit Loans, Term A Loans and Letter of Credit Fees, the percentages per annum set forth in the table below, based upon the First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	First Lien Net Leverage Ratio	Letter of Credit Fees	Base Rate for Revolving Loans and Term A Loans	Eurocurrency Rate for Revolving Loans and Term A Loans
I	>2.00:1.00	3.00%	2.00%	3.00%
II	≤2.00:1.00	2.75%	1.75%	2.75%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a).

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the First Lien Net Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the First Lien Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined First Lien Net Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Section 2.09 and Section 2.10 as a result of the miscalculation of the First Lien Net Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.09 or Section 2.10, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.09 (other than Section 2.09(b)), in accordance with the terms of this Agreement); provided that, notwithstanding the foregoing, so long as an Event of Default described in Section 8.01(f) has not occurred with respect to the Borrower, such shortfall shall be due and payable five (5) Business Days following the determination described above.

Notwithstanding the foregoing, the Applicable Rate in respect of any tranche of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency or Alternative L/C Currency, the local time in the place of settlement for such Alternative Currency or Alternative L/C Currency, as applicable, as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease, the capitalized amount thereof that would appear on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2011, 2010 and 2009 and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal years, including the notes thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to the sum of:

(a) $75,000,000; plus

(b) the cumulative amount of Excess Cash Flow of the Borrower and the Restricted Subsidiaries for all fiscal years completed after the Closing Date (commencing with the first full fiscal year ending after the Closing Date) and prior to the Available Amount Reference Time, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Available Amount Reference Time to the prepayment of Term Loans in accordance with Section 2.05(b)(i); plus

(c) the amount of any capital contributions or Net Cash Proceeds from any Permitted Equity Issuance (or issuance of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than any capital contributions or equity or debt issuances to the extent utilized in connection with other transactions permitted pursuant to Section 7.02, 7.06 or 7.09) received or made by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(d) the aggregate amount of Retained Declined Proceeds retained by the Borrower during the period from the Business Day immediately following the Closing Date through the Available Amount Reference Time; plus

(e) to the extent not already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary during the period from the Business Day immediately following the Effective Date through the Available Amount Reference Time from Investments made using the Available Amount pursuant to Section 7.02(n) in an aggregate amount not to exceed the amount by which the Available Amount was reduced when making such Investments; plus

(f) to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (ii) used to prepay Term Loans or otherwise applied in accordance with Section 2.05(b)(ii) or Section 2.05(b)(vi) or (iii) constituting Retained Declined Proceeds, the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary during the period from the Business Day immediately following the Effective Date through the Available Amount Reference Time in connection with the sale, transfer or other disposition of Investments made using the Available Amount pursuant to Section 7.02(n) in an aggregate amount not to exceed the amount by which the Available Amount was reduced when making such Investments; plus

(g) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent such Investments correspond to the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14 and were originally made using the Available Amount pursuant to Section 7.02(n) in an aggregate amount not to exceed the amount by which the Available Amount was reduced when making such Investments, minus

(h) the aggregate amount of (i) any Discounted Voluntary Prepayments made pursuant to Section 2.05, (ii) any Investments made pursuant to Section 7.02(n), (iii) any Restricted Payments made pursuant to Section 7.06(k) and (iv) any payments made pursuant to Section 7.09(a)(iii), in each case, during the period from the Business Day immediately following the Effective Date through the Available Amount Reference Time (and, for purposes of this clause (h), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time);

provided, that the amounts specified in clauses (a) and (b) shall only be available if the First Lien Net Leverage Ratio for the Test Period most recently ended prior to such Available Amount Reference Time is less than 4.50 to 1.00, determined on a Pro Forma Basis after giving effect to any Specified Transaction in connection with the intended usage of the Available Amount at such Available Amount Reference Time.

“Bank of America” has the meaning specified in the introductory paragraph to this Agreement.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” means, with respect to any Person, such Person or its parent entity becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.

“Barclays” means Barclays Bank PLC.

“Base Rate” means a fluctuating rate per annum, for any day, equal to the highest of:

(a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”;

(b)  1/2 of 1% per annum above the Federal Funds Rate;

(c) the Eurocurrency Rate for an Interest Period of one (1) month plus 1%; and

(d) in respect of Term B Loans, 2.25% per annum.

The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“British Pounds Sterling” and “£” mean the lawful currency of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and (b) Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any relevant L/C Issuer or the Swing Line Lender (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations, Swing Line Obligations, or obligations of Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the relevant L/C Issuer or the Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) such L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary, whether denominated in Dollars or an Alternative Currency:

(1) Dollars or any Alternative Currency;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s, with maturities of 24 months or less from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least “P-1” or “A-1” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;

(10) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(11) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (10) above.

“Cash Management Bank” means any Lender, any Agent, any Lead Arranger or any Affiliate of the foregoing providing treasury, depository, credit or debit card, purchasing card and/or cash management services to the Borrower or any Restricted Subsidiary or conducting any automated clearing house transfers of funds.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of any overdraft and related liabilities arising from treasury, depository, credit or debit card, purchasing card or cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CEB Revolver” means that certain credit agreement dated as of March 16, 2011, by and among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and letters of credit issuer, as amended, modified or waived.

“Certain Funds Covenant” means, solely in relation to the Borrower, the covenants set forth in Sections 6.05, 7.01, 7.02, 7.03, 7.06, 7.07 and 7.08.

“Certain Funds Default” means any continuing Event of Default arising under Sections 8.01(a), 8.01(b) (only in relation to a breach of a Certain Funds Covenant), 8.01(c) (only in relation to a breach of a Certain Funds Covenant), 8.01(d) (only in relation to a breach of a Certain Funds Representation), 8.01(f), 8.01(g), 8.01(j) and 8.01(k), in each case relating solely to the Borrower.

“Certain Funds Period” means the period from and including the date of this Agreement to and including the earlier of (and including): (i) 11:59 pm on the Closing Date; and (ii) the Termination Date.

“Certain Funds Representations” means, solely in relation to the Borrower, the representations and warranties set forth in Sections 5.01(a)-(c) (inclusive), 5.02, 5.03, 5.04, 5.07(b), 5.12 and 5.19.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the earlier to occur of:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the then outstanding Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term A Commitments, Term B Commitments, Extended Revolving Credit Commitments or Commitments in respect of any Incremental Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term A Loans, Term B Loans, Extended Term Loans or Incremental Term Loans. Incremental Term Loans and Extended Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Clean-Up Period” has the meaning specified in Section 8.01.

“Closing Date” means the date on or prior to the Termination Date that all the conditions precedent in Section 4.01 are satisfied in accordance with their terms or waived in accordance with Section 10.01 and the SHL Acquisition is consummated.

“Closing Fee” has the meaning specified in Section 2.09(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in the Collateral Documents and shall include the Mortgaged Properties.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time on and after the Closing Date, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01 or pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Guaranties”) by each Wholly-Owned Restricted Subsidiary (other than any Excluded Subsidiary), including as of the Closing Date those that are listed on Schedule 1.01C hereto (each, a “Guarantor”);

(c) the Obligations and the Guaranties shall have been secured pursuant to the Security Agreement by a first-priority security interest in all the Equity Interests (other than (i) Equity Interests of De Minimis Foreign Subsidiaries, (ii) any Equity Interest of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness incurred pursuant to Section 7.03(h) if such Equity Interests are pledged as security for such Indebtedness and if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests and (iii) Equity Interests of any JV Entity if and for so long as the terms of any Contractual Obligation existing on the Closing Date prohibit the creation of any other Lien on such Equity Interests (or with respect to any JV Entity acquired after the Closing Date, as of the date of such acquisition; provided such Contractual Obligation was not entered into in connection with or anticipation of such acquisition)) held directly by the Borrower or any Guarantor in any Restricted Subsidiary (limited, in the case of Equity Interests of any Foreign Subsidiary not otherwise excluded from this clause (c), to 65% of the issued and outstanding Equity Interests of each such Foreign Subsidiary);

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranties shall have been secured by a perfected security interest (other than in the case of mortgages, to the extent such security interest may be perfected by delivering certificated securities, filing personal property financing statements or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, intellectual property, other general intangibles (including contract rights), intercompany notes, owned (but not leased) real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 6.11 and Section 6.13 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a title insurance policy for such property or the equivalent or other form (if applicable) available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage in an amount not to exceed the fair market value of each such Material Real Property (as reasonably determined by the Borrower) as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) a completed Life of Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and if any improvements on any Mortgaged Property is located in an area designated as a “special flood hazard area,” evidence of such flood insurance as may be required under Section 6.07 and (iv) such existing surveys, existing abstracts, existing appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent and the Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for creation or the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by any Loan Party, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases; (b) Liens and the Guaranties required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed in writing between the Administrative Agent and the Borrower; (c) the Collateral and Guarantee Requirement shall not apply to any of the following assets: (i) any fee-owned real property that is not a Material Real Property or that is located in a jurisdiction other than the United States and any leasehold interests in real property, (ii) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or equivalent), letter of credit rights and commercial tort claims, (iii) assets for which a pledge thereof or a security interest therein is prohibited by applicable Laws, (iv) any lease, license or other agreements or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Capitalized Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (v) any Equity Interest of any Subsidiary the pledge of which is prohibited by applicable law or which would require governmental consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (vi) any intent-to-use trademark application prior to the filing and acceptance of a verified statement of use or amendment to allege use with respect thereto to the extent, if any, that, and solely during the period, if any, in which the grant, attachment or assignment (apart from the business or that portion of the business to which it relates) of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under the federal laws of the United States and (vii) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with (but without the consent of) the Administrative Agent; (d) no control agreements shall be required with respect to any deposit account or securities account; (e) no landlord waivers, estoppels or collateral access letters shall be required; and (f) no action shall be required with respect to any Intellectual Property (as defined in the Security Agreement) that is governed solely by the laws of a jurisdiction other than the United States.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.01(f), Section 6.11 or Section 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guaranty in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term A Commitment, a Term B Commitment, Revolving Credit Commitment, an Extended Revolving Credit Commitment or commitment in respect of any Incremental Term Loans or any combination thereof, as the context may require.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Commitment Letter” means the amended and restated commitment letter dated June 29, 2012, among the Borrower, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays, as amended, supplemented or otherwise modified from time to time.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Companies” has the meaning specified in the Preliminary Statements to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Depreciation and Amortization Expense” means, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capital expenditures and the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise as determined in accordance with GAAP.

“Consolidated EBITDA” means, for any Period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period:

(a) increased (without duplication) by the following:

(i) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of the Borrower and its Restricted Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(ii) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period (including (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities); plus

(iii) Consolidated Depreciation and Amortization Expense of the Borrower and its Restricted Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any expenses or charges related to any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each cash, whether or not successful), including (A) such fees, expenses or charges related to the Loans and any other credit facilities and (B) any amendment or other modification of the Loans and any other credit facility or issuance of Indebtedness, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions (including the SHL Acquisition) on and after the Closing Date, and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount added back pursuant to this clause (v), clause (vii) below and any increase to Consolidated EBITDA as a result of the Pro Form Adjustment attributable to business optimization expenses (other than as a result of an actual increase in revenues or an actual reduction in costs) for any period shall not exceed (on a Pro Forma Basis) 25% of Consolidated EBITDA for such period; plus

(vi) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period); plus

(vii) the amount of “run-rate” cost savings projected by the Borrower in good faith and certified by a Responsible Officer of the Borrower in writing to the Administrative Agent to result from actions either taken or initiated prior to or during such period (which cost savings shall be subject only to certification by a Responsible Officer of the Borrower and shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that (A) a Responsible Officer of the Borrower shall have certified to the Administrative Agent that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Borrower to be realized within twelve (12) months, (B) no cost savings shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period and (C) the aggregate amount added back pursuant to clause (v) above, this clause (vii) and any increase to Consolidated EBITDA as a result of clause (b) of the Pro Form Adjustment attributable to business optimization expenses (other than as a result of an actual increase in revenues or an actual reduction in costs) for any period shall not exceed (I) (on a Pro Forma Basis) 25% of Consolidated EBITDA for such period; plus

(viii) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests); plus

(ix) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(x) any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements (“FAS 160”); plus

(xi) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; and

(xii) net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(b) decreased (without duplication) by: (i) non-cash gains increasing Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (ii) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus (iii) any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus (iv) any net income included in the consolidated financial statements due to the application of FAS 160;

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(d) increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (including the Companies), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining the Net Leverage Ratio and the First Lien Net Leverage Ratio, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(1) consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any obligations under any Swap Contracts or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness; plus

(2) consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments minus (b) up to $150 million of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than Liens granted under the Loan Documents and any nonconsensual Lien that is permitted under the Loan Documents) included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date, which aggregate amount of unrestricted cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred or proposed to be incurred on such date; provided that Consolidated Net Debt shall not include (x) Letters of Credit, except to the extent of drawn but unreimbursed amounts thereunder and (y) obligations under Swap Contracts not entered into for speculative purposes.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by a Responsible Officer of the Borrower) could have been distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the Loan Documents, except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Borrower or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the board of directors of the Borrower);

(4) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5) the cumulative effect of a change in accounting principles;

(6) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options, stock appreciation rights or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(9) any unrealized foreign currency translation gains or losses in respect of Indebtedness of any the Borrower or any Restricted Subsidiary denominated in a currency other than the functional currency of the Borrower or any Restricted Subsidiary and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary;

(11) any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12) any goodwill or other intangible asset impairment charge or write-off;

(13) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(14) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP;

(15) fees, costs and expenses (including audit fees) related to or incurred in connection with the Transactions; and

(16) any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements.

In addition, to the extent not already included in the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date and (iii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Revolving Credit Loans, Swing Line Loans and L/C Obligations to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capitalized Lease Obligations, (f) deferred revenue arising from cash receipts that are earmarked for specific projects, (g) the current portion of deferred acquisition costs and (h) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“De Minimis Foreign Subsidiary” means, at any date of determination, any Foreign Subsidiary the Equity Interests of which would otherwise be required to be pledged pursuant to the Collateral and Guarantee Requirement and which does not have either (a) net sales that are, when combined with all other De Minimis Foreign Subsidiaries, greater than five percent (5.0%) of the net sales of the Borrower and its Restricted Subsidiaries as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b) or (b) assets with a book value that, when combined with all other De Minimis Foreign Subsidiaries, greater than five percent (5.0%) of the book value of Total Assets as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(m) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Range” has the meaning specified in Section 2.05(d)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(d)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(d)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(d)(v).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any issuance or sale of Equity Interests of a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations under the Loan Documents that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans.

“Disqualified Lenders” means such Persons that were specified in writing to the Administrative Agent and the Lead Arrangers on June 28, 2012 as being “Disqualified Lenders.”

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency or Alternative L/C Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or an L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency or Alternative L/C Currency.

“Domestic Subsidiary” means any Subsidiary (other than a Domestic Subsidiary Holding Company) that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Subsidiary Holding Company” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and that has no material assets other than equity interests in one or more Foreign Subsidiaries that are CFCs.

“ECF Percentage” has the meaning specified in Section 2.05(b)(i).

“Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party or its Subsidiaries relating to economic sanctions and terrorism financing administered by OFAC, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“Effective Date” means July 2, 2012.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Embargoed Person” means any party that is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment, natural resources or to the generation, transport, storage, use, treatment, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or that is in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.

“Euro”, “EUR” and “€” mean lawful money of the Participating Member States introduced in accordance with EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Notwithstanding any provision to the contrary in the Credit Agreement, the applicable Eurocurrency Rate in respect of Term B Loans shall at no time be less than 1.25% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income;

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting); and

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (1) through (5) of the definition of Consolidated Net Income;

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash flow of the Borrower or its Restricted Subsidiaries;

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of repayments of Term Loans pursuant to Section 2.07(a) and (b) and any mandatory prepayment of Term Loans pursuant to Section 2.05(b) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments under the Revolving Credit Facility and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of incurrence or issuance of other Indebtedness of the Borrower or its Restricted Subsidiaries or with the proceeds from the issuance of Equity Interests;

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness;

(vii) the amount of Investments made pursuant to Sections 7.02(j) or (t) during such period to the extent that such Investments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries;

(viii) the amount of Investments made pursuant to Sections 7.02(n), the amount of Restricted Payments paid during such period pursuant to Section 7.06(k) and the amount of payments made during such period pursuant to Section 7.09(a)(iii), in each case during such period to the extent that such Investments and payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries; provided that the aggregate amount of all deductions from Excess Cash Flow pursuant to this clause (viii) since the Effective Date shall not exceed $75,000,000;

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness;

(x) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period;

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including earnouts) made pursuant to Sections 7.02(j), (n) or (t) or Capital Expenditures, in each case to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period to the extent intended to be financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries; provided that to the extent the aggregate amount utilized to finance such Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, less the amount financed other than through internally generated cash flow of the Borrower and its Restricted Subsidiaries, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; and

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable Law or by any Contractual Obligation existing on the Closing Date (or, with respect to Subsidiaries acquired after the Closing Date, as of the date of such acquisition; provided that such Contractual Obligation was not entered into in connection with or anticipation of such acquisition) from guaranteeing the Facilities or which would require (including regulatory) consent, approval, license or authorization from any Governmental Authority to provide a Guaranty unless such consent, approval, license or authorization has been received, (b) any Foreign Subsidiary, (c) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(h) and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid or becomes unsecured, if such Restricted Subsidiary ceases to guarantee such secured Indebtedness or such prohibition no longer exists, as applicable; (e) any Immaterial Subsidiary, (f) any not-for-profit Subsidiary, (g) any captive insurance Subsidiary, (h) any Unrestricted Subsidiary, and (i) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means, (a) with respect to each Agent and each Lender, taxes (including any additions to tax, penalties and interest) imposed on its overall net income or net profits (including any franchise taxes imposed in lieu thereof) by any jurisdiction as a result of such Agent or such Lender, as the case may be, being resident or being deemed to be resident, being organized, maintaining an Applicable Lending Office, or carrying on business or being deemed to carry on business in such jurisdiction (other than any business or deemed business arising solely from any Loan Documents or any transactions contemplated thereby), (b) any U.S. federal withholding tax that is imposed on amounts payable to a Lender under the law in effect at the time such Lender becomes a party to this Agreement; provided that this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the Lender’s assignor (if any) was entitled to receive immediately prior to such assignment or (y) such Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligations that such Lender acquired pursuant to Section 3.07, (c) any withholding tax resulting from a failure of a Lender to comply with Section 3.01(f) or a failure of the Agent to comply with Section 3.01(g), and (d) any U.S. federal withholding tax imposed pursuant to current Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any current or future regulations with respect thereto or official administrative interpretations thereof.

“Existing Indebtedness” means Indebtedness for borrowed money of each of the Companies, the Borrower and their respective Restricted Subsidiaries outstanding immediately prior to the Closing Date.

“Existing Letters of Credit” has the meaning specified in Section 2.03(a).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Extended Term Loans” has the meaning specified in Section 2.15(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.15(a).

“Extending Term Lender” has the meaning specified in Section 2.15(a).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means the Term A Loans, the Term B Loans or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations with respect thereto or official administrative interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the amended and restated fee letter dated June 29, 2012 (or as of such date) among the Borrower, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays, as amended, supplemented or otherwise modified from time to time.

“Financial Covenant” means the covenant set forth in Section 7.10.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt (other than any portion of Consolidated Net Debt that is unsecured or is secured solely by a Lien that is expressly subordinated to the Liens securing the Obligations pursuant to an Intercreditor Agreement) as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(vi).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(vi).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations owing to such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” has the meaning specified in Section 2.03(h).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that (A) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (B) at any time after the Closing Date, the Borrower may elect, upon notice to the Administrative Agent, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein), including as to the ability of the Borrower to make an election pursuant to clause (A) of this proviso, (C) any election made pursuant to clause (B) of this proviso, once made, shall be irrevocable, (D) any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (E) the Borrower may only make an election pursuant to clause (B) of this proviso if it also elects to report any subsequent financial reports required to be made by the Borrower, including pursuant to Sections 6.01(a) and (b), in IFRS.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranties” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guaranty” means, collectively, (a) the Guaranty substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any applicable Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“Hedge Bank” means any Person that is a Lender, an Agent, a Lead Arranger or an Affiliate of the foregoing at the time it enters into a Secured Hedge Agreement or on the Effective Date is party to a Swap Contract with a Loan Party or any Restricted Subsidiary permitted under Section 7.03(g) on the Effective Date, in its capacity as a party thereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means, at any date of determination, each Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below); provided that (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) in the aggregate at the last day of the most recent Test Period equal or exceed 5% of the Total Assets of the Borrower and its Subsidiaries at such date or (ii) the gross revenues for such Test Period of all Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) in the aggregate equal or exceed 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” in the aggregate do not exceed such limits; and provided further that the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition. Each Immaterial Subsidiary of the Borrower as of the Effective Date is set forth on Schedule 1.01D hereto.

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.14(c).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(c).

“Incremental Revolving Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Facilities” has the meaning specified in Section 2.14(a).

“Incremental Revolving Lender” has the meaning specified in Section 2.14(c).

“Incremental Term Loan Increases” has the meaning specified in Section 2.14(a).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of any Disqualified Equity Interests; and

(h) all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar organization under the laws of the jurisdiction of such joint venture) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Net Debt (without giving effect to clause (b) thereof) and (B) in the case of the Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Lenders” means each of Bank of America and Barclays.

“Initial Revolving Borrowing” means one or more borrowings of Revolving Credit Loans or issuances or deemed issuances of Letters of Credit on the Closing Date as specified in Section 2.01(c) and Section 2.03(a)(i).

“Intercreditor Agreement” means an intercreditor agreement by and among the Collateral Agent and the collateral agents or other representatives for the holders of Indebtedness secured by Liens on the Collateral that are intended to rank junior to the Liens securing the Obligations and that are otherwise Liens permitted pursuant to Section 7.01, providing that all proceeds of Collateral shall first be applied to repay the Obligations in full prior to being applied to any obligations under the Indebtedness secured by such junior Liens and that until the termination of the Commitments and the repayment in full (or Cash Collateralization of Letters of Credit) of all Obligations (other than contingent obligations not then due and payable), the Collateral Agent shall have the sole right to exercise remedies against the Collateral (subject to customary exceptions and the expiration of any standstill provisions) and otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months (or nine or twelve months if consented to by all the Appropriate Lenders) thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any Obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

For purposes of clarification, any transfer pricing arrangements among the Borrower and its Subsidiaries for the provision and extension of customary services by Foreign Subsidiaries in the normal course of business of the Borrower and its Domestic Subsidiaries, consistent with the past practices of the Borrower and its Domestic Subsidiaries, and any payments by the Borrower and its Domestic Subsidiaries to Foreign Subsidiaries thereunder shall not be deemed an Investment by the Borrower or its Domestic Subsidiaries in such Foreign Subsidiaries.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Fitch, Inc.

“IP Rights” has the meaning specified in Section 5.14.

“JV Entity” means (a) any joint venture and (b) any non-Wholly-Owned Subsidiary of the Borrower.

“Judgment Currency” has the meaning specified in Section 10.17.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (i) Bank of America or any of its Subsidiaries or Affiliates, and (ii) any other Lender (or any of its Subsidiaries or Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or Section 10.07(j); in the case of each of clause (i) or (ii) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.

“Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays in their capacity as Joint Lead Arrangers and Bookrunners under this Agreement.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative L/C Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including any Incremental Term Loans or loans made pursuant to any Incremental Revolving Commitment).

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, the Fee Letter, any Intercreditor Agreement and each Letter of Credit Application, in each case as amended from time to time (it being understood that no Secured Hedge Agreement shall be a Loan Document).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01A.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Real Property” means any real property with a fair market value in excess of $10,000,000 owned by any Loan Party.

“Material Subsidiary” means, at any date of determination, each Subsidiary of the Borrower that is not an Immaterial Subsidiary (but including, in any case, any Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date, (b) with respect to Term A Loans, the fifth anniversary of the Closing Date, and (c) with respect to Term B Loans, the seventh anniversary of the Closing Date; provided that if either such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Minimum Tranche Amount” has the meaning specified in Section 2.15(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds of hypothecation and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 6.11 and Section 6.13.

“Mortgage Policies” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $1,500,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year for all Dispositions shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a));

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance; and

(c) with respect to any Permitted Equity Issuance by the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term A Note, a Term B Note, or a Revolving Credit Note as the context may require.

“Notice of Reinvestment Election” has the meaning specified in Section 2.05(b)(ii)(B).

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party or any other Subsidiary arising under any Secured Hedge Agreement, and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“OFAC” has the meaning set forth in the definition of “Embargoed Person.”

“Offered Loans” has the meaning specified in Section 2.05(d)(iii).

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other excise, property, intangible, mortgage recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding, in each case, any such Taxes resulting from an Assignment and Assumption or transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document (“Assignment Taxes”), but only to the extent such Assignment Taxes (i) are imposed as a result of a present or former connection between the applicable Lender and the taxing jurisdiction (other than any connection arising solely from any Loan Documents or any transactions contemplated thereby) and (ii) do not result from an assignment, change of Applicable Lending Office, etc., requested by the Borrower.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the relevant L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency or Alternative L/C Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency or Alternative L/C Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America or the relevant L/C Issuer in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower to the extent permitted (or not prohibited) hereunder.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (e) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), and (f) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of its Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $5,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Post-Acquisition Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period (or, with respect to the SHL Acquisition, the twelve (12) months following the Closing Date), with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Securities and Exchange Commission and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and its Restricted Subsidiaries, in each case being given pro forma effect, that (i) have been realized or (ii) will be implemented within the relevant Post-Acquisition Period and are supportable and quantifiable and expected to be realized within the succeeding twelve (12) months and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead) taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of the Borrower and its Subsidiaries, assuming such Permitted Acquisition or Disposition, and all other Permitted Acquisitions or Dispositions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that (i) the aggregate amount added back to Consolidated EBITDA pursuant to clause (v) and clause (vii) of the definition there of and any increase in Consolidated EBITDA as a result of such Pro Forma Adjustment attributable to business optimization expenses (other than as a result of an actual increase in revenues or an actual reduction in costs) pursuant to this clause (b) shall not exceed 25% of total Consolidated EBITDA on a Pro Forma Basis for such Test Period and (ii) any such pro forma increase or decrease in Consolidated EBITDA shall be without duplication of cost savings or additional costs already included in such Consolidated EBITDA.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(b).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(b).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or Loans, in the case of Term Loans) of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments (or aggregate Loans, in the case of Term Loans) under the applicable Facility or Facilities at such time; provided that if the Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(ii).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Lenders” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(d)(iv).

“Refinancing” means the repayment, repurchase or other discharge of all Existing Indebtedness other than Surviving Indebtedness.

“Refinancing Revolving Commitments” means Incremental Revolving Commitments and Incremental Revolving Facilities that are designated by a Responsible Officer of the Borrower as “Refinancing Revolving Commitments” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Refinancing Term Loans” means Incremental Term Loans and Incremental Term Loan Increases that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Register” has the meaning specified in Section 10.07(d).

“Rejection Notice” has the meaning specified in Section 2.05(b)(v).

“Related Indemnified Person” means, with respect to any Indemnitee, (1) any controlling person or controlled affiliate of such Indemnitee and (2) the respective directors, officers or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (3) the respective agents, advisors or representatives of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (3) acting on behalf of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition pertains to a controlled affiliate or controlling person involved in any one of the Transaction.

“Related Parties” means, with respect to any Person, such Person’s Affiliates, and the partners, directors, officers, employees, counsel, agents, trustees, controlling persons, advisors and other representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment or into, from or through any building, structure or facility.

“Reportable Event” means, with respect to any Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means (a) any prepayment or repayment of Term B Loans with the proceeds of, or any conversion of Term B Loans into, any (i) new or replacement tranche of bank term loans (other than Term A Loans) or (ii) Indebtedness incurred under Section 7.03(x), in either case bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans) less than the “effective yield” applicable to the Term B Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) but excluding any new or replacement loans incurred in connection with a Change of Control and (b) any amendment (including pursuant to a Refinancing Term Loan as contemplated by Section 2.14 or replacement of a Term Loan as contemplated by Section 10.01) to the Term B Loans which reduces the “effective yield” applicable to the Term B Loans. For purposes of the foregoing, “effective yield” per annum, shall mean, as of any date of determination, the sum of (i) the higher of (A) the Eurocurrency Rate on such date for a deposit in Dollars with a maturity of one month and (B) the Eurocurrency Rate floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date (with such interest rate margin and interest spreads to be determined by reference to the Eurocurrency Rate) and (iii) the amount of original issue discount and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term A Commitments, (c) aggregate unused Term B Commitments and (d) aggregate unused Revolving Credit Commitments; provided that the unused Term A Commitment, unused Term B Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, at least two Lenders having more than 50.0% in the aggregate of (a) the Revolving Credit Commitments or (b) after the termination of the Revolving Credit Commitments, the Revolving Credit Exposure; provided that the Revolving Credit Commitment and the Revolving Credit Exposure of any Defaulting Lender shall be excluded for the purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Effective Date or the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Borrower.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative L/C Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an L/C Issuer under any Letter of Credit denominated in an Alternative L/C Currency and (iv) such additional dates as the Administrative Agent or any L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(c) or Section 2.03, as applicable, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(c) under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $50,000,000 on the Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of all Revolving Credit Loans held by such Revolving Credit Lender (or its Applicable Lending Office), (b) such Revolving Credit Lender’s Pro Rata Share of the L/C Obligations and (c) such Revolving Credit Lender’s Pro Rata Share of the Swing Line Obligations.

“Revolving Credit Facility” has the meaning specified in the Preliminary Statements to this Agreement.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or any L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(g) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means, collectively, (a) the Security Agreement executed by certain Loan Parties substantially in the form of Exhibit G and (b) each Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“SHL Acquisition” has the meaning specified in the Preliminary Statements to this Agreement.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Transaction” means any Investment (including the SHL Acquisition), Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation (as a Restricted Subsidiary or an Unrestricted Subsidiary), discontinuance of operations, the incurrence of Incremental Term Loans or Incremental Revolving Commitments, or any other event that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that any increase in the Revolving Credit Commitment, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided, further, that any such Specified Transaction having an aggregate value of less than $5,000,000 shall not be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Spot Rate” for a currency means the rate determined by the Administrative Agent or any L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that an L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative L/C Currency.

“Structure Memorandum” shall mean the structure memorandum prepared by Ernst & Young entitled: “Orange Acquisition Structure” dated June 28, 2012 as may be updated or amended by the Borrower at any time following the Effective Date until the Closing Date with the consent of the Administrative Agent (acting reasonably).

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Loan Documents.

“Subordinated Debt Documents” means any agreement, indenture and instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Surviving Indebtedness” has the meaning specified in Section 7.03(c).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means Barclays Bank PLC in its capacity as Syndication Agent under this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Term A Borrowing” means a borrowing consisting of Term A Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) under the caption “Term A Commitment” or in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term A Commitments is $200,000,000.

“Term A Lender” means, at any time, any Lender that has a Term A Commitment or a Term A Loan at such time.

“Term A Loan” means a Loan made pursuant to Section 2.01(a).

“Term A Note” means a promissory note of the Borrower payable to any Term A Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term A Lender resulting from the Term A Loans made by such Term A Lender.

“Term B Borrowing” means a borrowing consisting of Term B Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Term B Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(b) under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term B Commitments is $375,000,000.

“Term B Lender” means, at any time, any Lender that has a Term B Commitment or a Term B Loan at such time.

“Term B Loan” means a Loan made pursuant to Section 2.01(b).

“Term B Note” means a promissory note of the Borrower payable to any Term B Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term B Lender resulting from the Term B Loans made by such Term B Lender.

“Term Borrowing” means a Term A Borrowing, a Term B Borrowing or a borrowing in respect of Incremental Term Loans, as the context requires.

“Term Lender” means, at any time, any lender that has a Term A Commitment, a Term A Loan, a Term B Commitment, a Term B Loan or an Incremental Term Loan at such time.

“Term Loan” means a Term A Loan, a Term B Loan, an Incremental Term Loan or an Extended Term Loan, as the context requires.

“Termination Date” means the date that is the earliest of (i) the termination of the Acquisition Agreement in accordance with its terms, (ii) September 30, 2012 (as such longstop date may be extended from time to time with the consent of the Initial Lenders), (iii) the date on which the Borrower notifies the Lead Arrangers that it has conclusively withdrawn or terminated its bid for the Companies, and (iv) the date upon which the Borrower notifies the Lead Arrangers that its offer for the Companies has been conclusively rejected or the Borrower is conclusively excluded or rejected from the sale process by the vendors or the vendors terminate the sale process.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b).

“Threshold Amount” means $15,000,000.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the pro forma financial statements of the Borrower giving effect to the Transaction.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, all Swing Line Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the SHL Acquisition, (b) the funding of the Term Loans and the Initial Revolving Borrowing on the Closing Date, (c) the Refinancing, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means the unaudited balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for each fiscal quarter ended after the most recent fiscal year covered by the Audited Financial Statements and at least forty-five (45) days before the Closing Date.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01B, (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Warranty Deed” means the warranty deed relating to the SHL Acquisition, dated as of July 2, 2012, as may be amended, modified, waived or otherwise changed in accordance with Section 7.07.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares, (y) shares issued to foreign nationals to the extent required by applicable Law and (z) other de minimus share issuances required by local Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Other Interpretive Provisions . With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03 Accounting Terms .

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Net Leverage Ratio and the First Lien Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) Where reference is made to “the Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(d) In the event that the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Net Leverage Ratio and the First Lien Net Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 Currency Equivalents Generally.

(i) Any amount specified in this Agreement (other than in Article II, Article IX and Article X or as set forth in paragraph (ii) or (iii) of this Section) or any of the other Loan Documents to be in Dollars shall also include the Dollar Equivalent of such amount in any currency other than Dollars. The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating such Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Euro or an Alternative L/C Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(ii) For purposes of determining compliance under Article VII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

(iii) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative L/C Currency, such amount shall be the relevant Alternative L/C Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative L/C Currency, with 0.5 of a unit being rounded upward), as determined by the applicable L/C Issuer.

SECTION 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by any reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

SECTION 1.10 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Revolving Credit Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency” and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative L/C Currency”; provided in each case that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuers, in its or their sole discretion). In the case of any such request pertaining to Revolving Credit Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuers thereof. Each Revolving Credit Lender (in the case of any such request pertaining to Revolving Credit Loans) or each L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Credit Lender or any L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender or such L/C Issuer, as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Revolving Credit Loans; and if the Administrative Agent and an L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative L/C Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative L/C Currencies specifically listed in the definition of “Alternative L/C Currency” shall be deemed an Alternative L/C Currency with respect to such Existing Letter of Credit only.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01 The Loans.

(a) The Term A Borrowings. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make to the Borrower a single loan denominated in Dollars in a principal amount equal to such Term A Lender’s Term A Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Term B Borrowings. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make to the Borrower a single loan denominated in Dollars in a principal amount equal to such Term B Lender’s Term B Commitment on the Closing Date. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) loans denominated in Dollars or in one or more Alternative Currencies (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day on and after the Closing Date until the Maturity Date with respect to the Revolving Credit Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that (i) after giving effect to any such Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment and (ii) not more than $25,000,000 plus additional amounts in respect of original issue discount as permitted by the Fee Letter and the outstanding amount of L/C Obligations at such time shall be utilized on the Closing Date. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Dollars or any conversion of Base Rate Loans to Eurocurrency Rate Loans denominated in Dollars, (ii) four (4) Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 noon (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(c) and Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Loans to be borrowed. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. No Revolving Credit Loan may be converted into or continued as a Revolving Credit Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Credit Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 12:00 noon in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Credit Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) Anything in subsections (a) to (d) above to the contrary notwithstanding, after giving effect to all Term Borrowings and Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect for Term Borrowings and Revolving Credit Borrowings.

SECTION 2.03 Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars or in one or more Alternative L/C currencies for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drawings under the Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if after giving effect to such L/C Credit Extension, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. It is hereby acknowledged and agreed that each of the letters of credit described in Schedule 2.03(a) (the “Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date and shall be subject to and governed by the terms and conditions of this Agreement.

(ii) An L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Revolving Credit Lenders and such L/C Issuer have approved such expiry date or (y) the Borrower has entered into arrangements reasonably satisfactory to the relevant L/C Issuer to Cash Collateralize the Outstanding Amount of such L/C Obligations or backstop such Letter of Credit on the later of (I) the date of issuance of such Letter of Credit and (II) the 30th day prior to the Letter of Credit Expiration Date).

(iii) An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated for hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer is not otherwise compensated for hereunder and in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $25,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative L/C Currency;

(E) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, with the Borrower or such Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure, as it may elect in its sole discretion; or

(G) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v) An L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Application pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from the Administrative Agent, any Revolving Credit Lender or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not have been satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (and, if requested, on behalf of a Subsidiary) or enter into the applicable amendment, as the case may be, in each case, in accordance with such L/C’s Issuer’s usual and customary business policies. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless the Borrower has entered into arrangements reasonably satisfactory to the relevant L/C Issuer to Cash Collateralize the Outstanding Amount of such L/C Obligations or backstop such Letter of Credit on the later of (I) the date of issuance of such Letter of Credit and (II) the 30th day prior to the Letter of Credit Expiration Date); provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Sections 2.03(a)(ii) or (iii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative L/C Currency, the Borrower shall reimburse the relevant L/C Issuer in such Alternative L/C Currency, unless (A) the relevant L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the relevant L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the relevant L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative L/C Currency, the relevant L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. On the Business Day immediately following the Business Day on which the Borrower shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrower shall have received such notice later than 1:00 p.m. (or the Applicable Time in the case of any payment by the relevant L/C Issuer under a Letter of Credit to be reimbursed in an Alternative L/C Currency) on any Business Day, on the second succeeding Business Day) (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency by 1:00 p.m. (or the Applicable Time in the case of any payment by the relevant L/C Issuer under a Letter of Credit to be reimbursed in an Alternative L/C Currency) on such Business Day. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative L/C Currency) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02(b). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar denominated payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate then in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(d), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, any Loan Document or any other agreement or instrument relating to any of the foregoing;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guaranty, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative L/C Currency to the Borrower or any of its Subsidiaries or in the relevant currency markets generally; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the relevant L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Agents, any of their respective Related Parties, nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Agents, any of their respective Related Parties, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (in each case as determined by a court of competent jurisdiction in a final non-appealable decision). In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) Applicable Rate for Letter of Credit fees and (ii) the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the relevant L/C Issuer pursuant to Section 2.17 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account. Such Letter of Credit Fee shall be computed on a quarterly basis in arrears. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Such Letter of Credit Fee shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.125% per annum of the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(k) Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.17. If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Credit Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

(l) Applicability of ISP. Unless otherwise expressly agreed by an L/C Issuer and the Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to such Letter of Credit.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day (other than the Closing Date) until the Business Day prior to the Maturity Date with respect to the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess thereof shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent demonstrable error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not to purchase and fund risk participations in Swing Line Loans) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(k)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date.

SECTION 2.05 Prepayments.

(a) Optional Prepayments. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (except as set forth below); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three (3) Business Days’ prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied to the installments thereof as directed by the Borrower (it being understood and agreed that if the Borrower does not so direct at the time of such prepayment, such prepayment shall be applied against the scheduled repayments of Term Loans under Section 2.07(a) and (b) in direct order of maturity) and shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares. Notwithstanding the foregoing provisions of this Section 2.05(a) or anything in this Agreement or any other Loan Document to the contrary, in the event that, on or prior to the first anniversary of the Closing Date, the Borrower (i) makes any prepayment of Term B Loans in connection with any Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders, a prepayment premium equal to 1% of the amount of the Term B Loans being prepaid or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the non-consenting Term B Lenders to such amendment whose Term B Loans are required to be assigned pursuant to Section 3.07, a prepayment premium equal to 1% of the aggregate amount of the applicable Term B Loans of such non-consenting Term B Lenders outstanding immediately prior to such amendment.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory Prepayments.

(i) Within five (5) Business Days after the date financial statements are required to be delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the first full fiscal year ending after the Closing Date), minus (B) the sum of (i) all voluntary prepayments (other than Discounted Voluntary Prepayments) of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the First Lien Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 2.5:1.0 and greater than 1.5:1.0 and (y) the ECF Percentage shall be 0% if the First Lien Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 1.5:1.0.

(ii) (A) Subject to Section 2.05(b)(ii)(B), if (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (j), (k), (n), (o) or (p)), or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), of an aggregate principal amount of Term Loans equal to 100% of all such Net Cash Proceeds realized or received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower (as evidenced in a written notice of reinvestment election (a “Notice of Reinvestment Election”) delivered to the Administrative Agent within ten (10) Business Days after the date of realization or receipt of such Net Cash Proceeds), the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business (other than working capital) within the later of (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, one hundred and twenty (120) days of the date of such legally binding commitment; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (ii) if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a Notice of Reinvestment Election, an amount equal to 100% of such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(ii)(C), to the prepayment of the Term Loans as set forth in this Section 2.05.

(C) On each occasion that the Borrower must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans in an amount equal to 100% of such Net Cash Proceeds realized or received.

(iii) If the Borrower or any Restricted Subsidiary incurs or issues any (x) Refinancing Term Loans, (y) Indebtedness pursuant to Section 7.03(x)(i) or (z) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall (a) designate such Term Loans to be prepaid (other than in the case of a prepayment pursuant to clause (z)) and (b) cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds. If the Borrower obtains any Refinancing Revolving Commitments, the Borrower shall, concurrently with the receipt thereof, terminate Revolving Credit Commitments in an equivalent amount pursuant to Section 2.06.

(iv) (X) Each prepayment of any Term Loans being prepaid pursuant to this Section 2.05(b) shall be applied first, to the installments thereof pro rata in direct order of maturity for the next eight scheduled payments pursuant to Section 2.07(b) following the applicable prepayment event and second, to the remaining installments thereof pro rata; (Y) each such prepayment (other than any prepayment pursuant to Section 2.05(b)(iii)(x) or (y)) shall be applied to Term A Loans and Term B Loans on a pro rata basis and each prepayment pursuant to Section 2.05(b)(iii)(x) or (y) shall be applied as directed by the Borrower; and (Z) each such prepayment shall be paid to the Lenders receiving such prepayment in accordance with their respective Pro Rata Shares subject to clause (v) of this Section 2.05(b).

(v) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i), (ii), and (iii) of this Section 2.05(b) at least five (5) Business Days prior to 1:00 p.m. on the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Appropriate Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (ii), and (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

(vi) Notwithstanding any other provisions of this Section 2.05(b),

(A) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.05(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.05(b)(i), or the Borrower shall not be required to make a prepayment at the time provided in Section 2.05(b)(ii), as the case may be. Instead, such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein, and

(B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have any adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05(b) (or twelve months after such Excess Cash Flow would have been so required to be applied to such prepayments pursuant to this Section 2.05(b)), (x) the Borrower shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that could have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (as determined by the Borrower in good faith) (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow shall be applied by such Foreign Subsidiary to the repayment of Indebtedness of such Foreign Subsidiary.

(vii) If for any reason the Total Revolving Outstandings at any time exceed the aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Credit Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(vii) unless, after the prepayment in full of the Revolving Credit Loans and Swing Line Loans, the Total Revolving Outstandings exceed the aggregate Revolving Credit Commitments then in effect. All amounts required to be paid pursuant to this Section 2.05(vii) shall be applied first, ratably to the L/C Borrowings and the Swing Line Loans, second, ratably to the outstanding Revolving Credit Loans, and third, to Cash Collateralize the remaining L/C Obligations. Within the parameters of the applications set forth in the foregoing sentence, such prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. No prepayment under this Section 2.05(vii) shall result in a mandatory reduction of Revolving Credit Commitments.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Such deposit shall constitute cash collateral for the Eurocurrency Rate Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.

(d) Discounted Voluntary Prepayments.

(i) Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.13) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay Term Loans to the Lenders thereof at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(d); provided that (A) no proceeds from Revolving Credit Loans shall be used to consummate any such Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders on a pro rata basis, (C) the amount of such Discounted Voluntary Prepayments shall not exceed the Available Amount at such time, (D) at the time the Borrower makes a Discounted Voluntary Prepayment, and after giving Pro Forma Effect thereto, the First Lien Net Leverage Ratio would be 4.5:1.0 or less, (E) no Default or Event of Default shall have occurred and be continuing or would result from such Discounted Voluntary Prepayment and (F) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(d) has been satisfied, (2) in the case of any such Discounted Voluntary Prepayment in an amount in excess of $15,000,000, demonstrating the calculation of the Available Amount, together with all relevant financial information reasonably requested by the Administrative Agent, (3) stating that it does not possess material non public information with respect to itself and its Restricted Subsidiaries for purposes of United States federal securities laws that has not been disclosed to the Lenders (other than Lenders who have elected not to receive such information) and (4) specifying the aggregate principal amount of Term Loans to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit K hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $10,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit L hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for such Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.05(d)(ii)) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Subject to satisfaction of the conditions in Section 2.05(d)(i), each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.05), upon irrevocable notice substantially in the form of Exhibit M hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m., three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, subject to satisfaction of the conditions in Section 2.05(d)(i), the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. Upon consummation of each Discounted Voluntary Prepayment, any such Term Loans so prepaid shall be immediately cancelled and the par principal amount of such Term Loans so prepaid shall be applied ratably to reduce the remaining installments of such Class of Term Loans (as applicable).

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.05(d)(iii) above) established by the Administrative Agent and the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii) Nothing in this Section 2.05(d) shall require the Borrower to undertake any Discounted Voluntary Prepayment.

SECTION 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term A Commitment of each Term A Lender shall be automatically and permanently reduced to $0 upon the making of such Term A Lender’s Term Loans pursuant to Section 2.01(a). The Term B Commitment of each Term B Lender shall be automatically and permanently reduced to $0 upon the making of such Term B Lender’s Term Loans pursuant to Section 2.01(b). The Revolving Credit Commitments (other than any Extended Revolving Credit Commitments) shall terminate on the applicable Maturity Date. The Extended Revolving Credit Commitments shall terminate on the respective maturity dates applicable thereto. The outstanding Commitments of each Lender shall automatically and permanently terminate on the Termination Date if the Closing Date has not occurred on or prior to such Termination Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

(a) Term A Loans. Subject to adjustment as a result of the application of prepayments in accordance with Section 2.05, in each case, solely to the extent of any such amounts applied to the prepayment of the Term Loans, the Borrower shall repay to the Administrative Agent for the ratable account of the Term A Lenders on each date set forth below in the principal amount of Term A Loans set forth below opposite such date:

Date	Term A Loan Repayment Amount
December 31, 2012	$2,500,000
March 31, 2013	$2,500,000
June 30, 2013	$2,500,000
September 30, 2013	$2,500,000
December 31, 2013	$2,500,000
March 31, 2014	$2,500,000
June 30, 2014	$2,500,000
September 30, 2014	$2,500,000
December 31, 2014	$5,000,000
March 31, 2015	$5,000,000
June 30, 2015	$5,000,000
September 30, 2015	$5,000,000
December 31, 2015	$5,000,000
March 31, 2016	$5,000,000
June 30, 2016	$5,000,000
September 30, 2016	$5,000,000
December 31, 2016	$5,000,000
March 31, 2017	$5,000,000
June 30, 2017	$5,000,000
Maturity Date with respect to Term A Loans	$125,000,000 or remaining balance

(b) Term B Loans. Subject to adjustment as a result of the application of prepayments in accordance with Section 2.05, in each case, solely to the extent of any such amounts applied to the prepayment of the Term Loans, the Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders on each date set forth below in the principal amount of Term B Loans set forth below opposite such date:

Date	Term B Loan Repayment Amount
December 31, 2012	$937,500
March 31, 2013	$937,500
June 30, 2013	$937,500
September 30, 2013	$937,500
December 31, 2013	$937,500
March 31, 2014	$937,500
June 30, 2014	$937,500
September 30, 2014	$937,500
December 31, 2014	$937,500
March 31, 2015	$937,500
June 30, 2015	$937,500
September 30, 2015	$937,500
December 31, 2015	$937,500

Date	Term B Loan Repayment Amount
March 31, 2016	$937,500
June 30, 2016	$937,500
September 30, 2016	$937,500
December 31, 2016	$937,500
March 31, 2017	$937,500
June 30, 2017	$937,500
September 30, 2017	$937,500
December 31, 2017	$937,500
March 31, 2018	$937,500
June 30, 2018	$937,500
September 30, 2018	$937,500
December 31, 2018	$937,500
March 31, 2019	$937,500
June 30, 2019	$937,500
Maturity Date with respect to Term B Loans	$349,687,500 or remaining balance

(c) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(d) Swing Line Loans. The Borrower shall repay its Swing Line Loans on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

SECTION 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from an Applicable Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the relevant Applicable Rate for Revolving Credit Loans.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Notwithstanding anything to the contrary, if (a) the Term B Loan remains outstanding after the fifth anniversary of the initial issuance thereof and (b) the aggregate amount which would be includible in gross income with respect to such Term B Loan for periods before the close of any accrual period (as defined in Section 1272(a)(5)) ending after the fifth anniversary of the initial issuance of the Term B Loan exceeds an amount equal to the Maximum Accrual, then such excess shall be paid in cash by the Borrower to the Lenders holding Term B Loans at the end of such accrual period. For these purposes, the “Maximum Accrual” is equal to the sum of (1) the aggregate amount of interest to be paid under the Term B Loan before the close of such accrual period and (2) the product of the Term B Loan’s issue price (as defined in Sections 1273(b) of the Code) and their yield to maturity (as interpreted in accordance with Section 163(i) of the Code). For the avoidance of doubt, the purpose of this Section 2.08(d) is for the Term B Loans to not be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

SECTION 2.09 Fees. In addition to certain fees described in Sections 2.03(g) and (h):

(a) Commitment Fee. Until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, the Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) in Dollars, equal to 0.50% per annum on the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations (disregarding for the purposes of such calculation, the Outstanding Amount of any Swing Line Advances), and thereafter, the Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, the Commitment Fee in an amount equal to (i) 0.50% per annum if the First Lien Net Leverage Ratio for any fiscal quarter (as evidenced by financial statements delivered pursuant to Section 6.01 and covering such period) is greater than 3.00:1.00, (ii) 0.375% per annum if the First Lien Net Leverage Ratio for any fiscal quarter (as evidenced by financial statements delivered pursuant to Section 6.01 and covering such period) shall be less than or equal to 3.00:1.00 but greater than 1.50:1.00 and (iii) 0.25% per annum if the First Lien Net Leverage Ratio for any fiscal quarter (as evidenced by financial statements delivered pursuant to Section 6.01 and covering such period) shall be less than or equal to 1.50:1.00. The Commitment Fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The Commitment Fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrower shall pay to the Agents and the Lenders for their own respective accounts such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent or Lender).

(c) Closing Fees. The Borrower shall pay on the Closing Date to each Lender party to this Agreement on the Closing Date (and only if the Closing Date occurs), as fee compensation for the funding of such Lender’s Term Loans and making of such Lender’s Revolving Credit Commitment, a closing fee (the “Closing Fee”) in an amount equal to (x) 1.00% of the stated principal amount of such Lender’s Revolving Credit Commitment on the Closing Date, (y) 1.00% of the stated principal amount of such Lender’s Term A Loan made on the Closing Date and (z) 1.00% of the stated principal amount of such Lender’s Term B Loan made on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and nonrefundable and non-creditable thereafter and, in the case of the Term Loans, such Closing Fee shall be netted against Term Loans made by such Lender.

SECTION 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12 Payments Generally.

(a) . All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the relevant L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.05(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.05(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.05(b).

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14 Incremental Credit Extensions.

(a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of term A loans (the “Incremental Term A Loans”) or term B loans (the “Incremental Term B Loans” and, together with the Incremental Term A Loans, the “Incremental Term Loans”), one or more increases in any Class of Term Loans or Incremental Term Loans (the “Incremental Term Loan Increases”), one or more additional revolving credit facility tranches (the “Incremental Revolving Facilities”) or one or more increases in the Revolving Credit Commitments (the “Incremental Revolving Commitments”; together with the Incremental Term Loans, the Incremental Term Loan Increases and the Incremental Revolving Facilities, the “Incremental Facilities”); provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment no Default or Event of Default has occurred and is continuing or shall result therefrom. Notwithstanding anything to contrary herein, the aggregate principal amount of all Incremental Facilities (other than Refinancing Term Loans and Refinancing Revolving Commitments), shall not exceed the greater of (i) the sum of (x) $200,000,000 plus (y) the amount of any voluntary prepayments of the Term Loans and voluntary permanent reductions of the Revolving Credit Commitments effected after the Closing Date (it being understood that any prepayment of Term Loans with the proceeds of substantially concurrent borrowings of new Loans hereunder or any reduction of Revolving Credit Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder shall not increase the calculation of the amount under this clause (y)) and (ii) an unlimited amount so long as, after giving Pro Forma Effect thereto (assuming that any such Incremental Revolving Facilities or Incremental Revolving Commitments are drawn in full and excluding the cash proceeds of such Incremental Facility) and after giving effect to any Specified Transaction consummated in connection therewith and all other appropriate Pro Forma Adjustments, the First Lien Net Leverage Ratio does not exceed 4.00:1.00.

(b) The Incremental Facilities are subject to the following terms and conditions:

(i) each Incremental Facility shall have the same guarantees as, and be secured on a pari passu basis by the same Collateral securing, the Obligations hereunder;

(ii) no existing Lender will be required to participate in any such Incremental Facility without its consent;

(iii) no Default or Event of Default would exist after giving effect thereto;

(iv) the maturity date of any Incremental Term A Loans shall be no earlier than the Maturity Date of the Term A Loans, and the Weighted Average Life to Maturity of such Incremental Term A Loans shall be not shorter than the then remaining Weighted Average Life to Maturity of the Term A Loans;

(v) the maturity date of any such Incremental Term B Loans shall be no earlier than the Maturity Date of the Term B Loans and the Weighted Average Life to Maturity of such Incremental Term B Loans shall be not shorter than the then remaining Weighted Average Life to Maturity of the Term B Loans;

(vi) in the case of Incremental Revolving Commitments, the maturity date of such Incremental Revolving Commitments shall be the same as the Maturity Date of the Revolving Credit Facility, such Incremental Revolving Commitments shall require no scheduled amortization or mandatory commitment reduction prior to the Maturity Date of the Revolving Credit Facility and the Incremental Revolving Commitments shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Credit Facility;

(vii) in the case of an Incremental Revolving Facility, the maturity date of such Incremental Revolving Facility shall be no earlier than the Maturity Date of the Revolving Credit Facility, such Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the Maturity Date of the Revolving Credit Facility, the Incremental Revolving Facility shall be on substantially the same terms and pursuant to substantially the same documentation applicable to the Revolving Credit Facility, and borrowings and repayments under the Incremental Revolving Facility shall be made on a pro rata basis with the Revolving Credit Facility;

(viii) the interest rate margins and (subject to clauses (iv), (v) and (vii), as appropriate) amortization schedule applicable to any Incremental Term Loans or Incremental Revolving Facilities shall be determined by the Borrower and the lenders thereunder; provided that in the event that the interest rate margins for any Incremental Term A Loans, any Incremental Term B Loans (to the extent such Incremental Term B Loans are incurred on or prior to the date that is eighteen months after the Closing Date), or any Incremental Revolving Facility (in each case, other than Refinancing Term Loans and Refinancing Revolving Commitments) are higher than the interest rate margins for the Term A Loans, Term B Loans or the Revolving Credit Facility, as applicable, by more than (in any case) 50 basis points, then the interest rate margins for the Term A Loans, Term B Loans or Revolving Credit Facility, as the case may be, shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term A Loans, Incremental Term B Loans or Incremental Revolving Facility, as the case may be, minus 50 basis points; provided, further, that, in determining the interest rate margins applicable to the Incremental Term A Loans and the Term A Loans, the Incremental Term B Loans and the Term B Loans or the Incremental Revolving Facility and the Revolving Credit Facility, (x) customary arrangement or commitment fees payable to the Lead Arrangers (or their affiliates) in connection with the Term A Loans, Term B Loans or the Revolving Credit Facility or to one or more arrangers (or their affiliates) of any Incremental Term A Loans, Incremental Term B Loans or Incremental Revolving Facility shall be excluded, (y) original issue discount (“OID”) and upfront fees paid to the lenders thereunder shall be included (with OID being equated to interest based on assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity) and (z) if the Incremental Term A Loans, Incremental Term B Loans or the Incremental Revolving Facilities include an interest rate floor greater than the applicable interest rate floor under the Term A Loans, Term B Loans or the Revolving Credit Facility, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the Facilities shall be required, but only to the extent an increase in the interest rate floor in the Term A Loans, Term B Loans or the Revolving Credit Facility, as applicable, would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the Term A Loans, Term B Loans or the Revolving Credit Facility, as applicable, shall be increased to the extent of such differential between interest rate floors;

(ix) any Incremental Term A Loans, for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Term A Loans;

(x) any Incremental Term B Loans, for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Term B Loans;

(xi) any Incremental Term Loans or any Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Term A Loans, the Term B Loans or the Revolving Credit Facility, as the case may be (except to the extent permitted by clause (iv), (v) and (vii) above), they shall be reasonably satisfactory to the Administrative Agent; provided, further, that, in the case of any Refinancing Term Loans and Refinancing Revolving Commitments with terms approved by the Administrative Agent pursuant to this clause (xi), (A) the terms and conditions of such Incremental Term Loans and Incremental Revolving Facility (excluding pricing and optional prepayment or redemption terms) reflect market terms on the date of incurrence and (B) such Incremental Term Loans or Incremental Revolving Facility shall not contain covenants (including financial maintenance covenants), taken as a whole, that are materially tighter than (or in addition to) those contained in this Agreement (except for covenants applicable only to the period after the Maturity Date of the Term B Loans); provided, however, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Refinancing Term Loans or Refinancing Revolving Commitments, as the case may be, together with a reasonably detailed description of the material terms and conditions of such Refinancing Term Loans or Refinancing Revolving Commitments, as the case may be, or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and

(xii) each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $50,000,000 in the case of any Incremental Term Loans or Incremental Term Loan Increases or $25,000,000 in the case of any Incremental Revolving Facilities or Incremental Revolving Commitments; provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Incremental Term Loan Increases, Incremental Revolving Facilities and/or Incremental Revolving Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to provide the applicable Incremental Facility shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment. Commitments in respect of any Incremental Facilities shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that (x) all references to “the date of such Credit Extension” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date and (y) the Incremental Closing Facility Closing Date shall be deemed to be the initial Credit Extension for purposes of Section 4.02(a) and (z) to the extent the proceeds of any Incremental Facility are being used to finance a Permitted Acquisition and the lenders under such Incremental Facility agree, the conditions in Section 4.02 may be subject to customary “SunGard” limitations (or, for an acquisition of a foreign entity, “certain funds” limitations)). The proceeds of any Incremental Term Loans and Incremental Term Loan Increases will be used only for general corporate purposes (including Permitted Acquisitions). Upon each increase in the Revolving Commitments pursuant to this Section, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each a “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Commitment. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 2.15 Extensions of Term Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any tranche of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s relevant tranche of Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans (as defined below) shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments (as defined below) shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.03(k) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Pro Rata Share of the Revolving Credit Commitments (and except as provided in Sections 2.03(k) and 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments) and (y) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined between the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iv) the final maturity date of any Extended Term Loans (other than any Extended Term Loans that are Term A Loans) shall be no earlier than the then latest maturity date hereunder and the amortization schedule applicable to Term B Loans pursuant to Section 2.07(b) for periods prior to the Maturity Date for Term Loans may not be increased, (v) the Weighted Average Life to Maturity of any Extended Term Loans (other than Extended Term Loans that are Term A Loans) shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (x) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $25,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the L/C Issuer, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

SECTION 2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any applicable L/C Issuer and the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any relevant L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit, to the extent such funding obligations have not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.17; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(c).

(iv) Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and each relevant L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.17 Cash Collateral.

(a) Certain Credit Support Events.Upon the request of the Administrative Agent or the relevant L/C Issuer if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. In addition, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, an L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv)) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the relevant L/C Issuer.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Bank of America and may be invested in readily available Cash Equivalents at its sole discretion. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the relevant L/C Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.04, 2.05, 2.06 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.04), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations. To the extent that the amount of any Cash Collateral exceeds the aggregate amount of Fronting Exposure or other obligations giving rise thereto plus costs incidental thereto, and so long as no Default or Event of Default has occurred and is continuing, the excess shall be refunded to the Person that provided such Cash Collateral.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by or on behalf of the Borrower (the term Borrower under this Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes. If any applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such applicable withholding agent shall make such deductions, (iii) such applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment by such applicable withholding agent (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such applicable withholding agent shall furnish to Borrower and such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower agrees to pay all Other Taxes.

(c) Without duplication of any amounts payable pursuant to Section 3.01(a) or Section 3.01(b), the Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Agent or Lender, as the case may be, will, at the Borrower’s request, provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Guarantor pursuant to this Section 3.01, it shall promptly remit such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Guarantor under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

(f) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Without limiting the generality of the foregoing:

(i) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(ii) Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or the Code, (x) a certificate, in substantially the form of Exhibit N (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)), or

(E) any other documentation prescribed by applicable requirements of U.S. federal income tax law (including FATCA) as a basis for claiming any applicable exemption from or reduction in U.S. federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable requirements of law or reasonably requested by the Borrower or the Administrative Agent to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Notwithstanding any other provision of this clause (f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(g) The Administrative Agent shall provide the Borrower with two duly completed original copies of Internal Revenue Service Form W-9 certifying it is exempt from U.S. federal backup withholding, and shall update such forms periodically upon the reasonable request of the Borrower.

(h) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and any Swing Line Lender.

SECTION 3.02 Illegality.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority that is a court, statutory board or commission has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, to determine or charge interest rates based upon the Eurocurrency Rate as contemplated by this Agreement, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, in respect of Eurocurrency Rate Loans, (A) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, (B) upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay in the case of Eurocurrency Rate Loans, such Eurocurrency Rate Loans that have become unlawful or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, (C) upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b) If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest with respect to any of the Revolving Credit Exposure or other amount payable to the Administrative Agent or any Revolving Credit Lender in an amount or calculated at a rate which would be prohibited by any Law then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable law or so result in a receipt by the Administrative Agent or such Revolving Credit Lender of interest with respect to its Revolving Credit Exposure at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i) first, by reducing the amount or rates of interest required to be paid to the Administrative Agent or the affected Revolving Credit Lender under Section 2.08; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or the affected Revolving Credit Lender which would constitute interest with respect to the Revolving Credit Exposure for purposes of any applicable law.

SECTION 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of any Change in Law or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan (other than a Base Rate Loan) or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnifiable by Section 3.01, (ii) Excluded Taxes, or (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Effective Date, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.

(d) Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits or any LIBOR “floor”) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, as applicable, provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, as applicable, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption, and any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 2.05(a)(ii) and Section 3.05 as a consequence of such assignment shall have been paid by the Borrower to the assigning Lender and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make Loans, and the obligation of the L/C Issuer to issue Letters of Credit, on the Closing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions on or before such date:

(a) Credit Agreement. This Agreement shall have been duly executed and delivered by each party to this Agreement and the exhibits and schedules hereto shall be in form and substance reasonably satisfactory to the Initial Lenders.

(b) Acquisition Documents. The Administrative Agent shall have received a certified copy of the Acquisition Documents duly executed by the parties thereto (together with all exhibits and schedules thereto), and each of which shall be in full force and effect.

(c) Organization Documents. The Administrative Agent shall have received (i) a copy of the Organization Documents, including all amendments thereto, of the Borrower, certified, if applicable, as of a recent date by the Secretary of State or other competent authority of the state of its organization, if applicable, or similar Governmental Authority, and a certificate as to the good standing or comparable certificate under applicable law (where relevant) of the Borrower as of a recent date from the Effective Date, from such Secretary of State, similar Governmental Authority or other competent authority and (ii) a certificate of the Secretary or Assistant Secretary or comparable officer under applicable law or director of the Borrower dated the Effective Date and certifying (where relevant) (A) that attached thereto is a true and complete copy of the Organization Documents of the Borrower as in effect on the Effective Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organization Documents of the Borrower have not been amended since the date of the last amendment shown on such certificate, (D) as to (if applicable) the incumbency and specimen signature of each officer executing any Loan Document on behalf of the Borrower and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or comparable officer under applicable law executing the certificate pursuant to clause (ii) above and (E) such other matters that are customarily included in a certificate of this nature in the jurisdiction of its incorporation or organization.

(d) USA PATRIOT Act. The Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Borrower reasonably requested by the Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to the extent stipulated by the Administrative Agent at least five (5) Business Days prior to the Effective Date.

(e) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and the L/C Issuers, an opinion of Kirkland & Ellis LLP, special counsel for the Borrower, addressed to the L/C Issuers, the Administrative Agent, the Collateral Agent and the Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and customary for senior secured credit facilities in transactions of this kind.

(f) Guaranty and Security Agreement. Each of the Guaranty and the Security Agreement shall have been duly executed and delivered by each party thereto and the Borrower shall have delivered or caused to have been delivered (i) Uniform Commercial Code financing statements identifying the Borrower and all Guarantors as debtors, (ii) stock certificates of the Borrower’s Wholly-Owned Subsidiaries that are Domestic Subsidiaries and that are required to be pledged pursuant to the Collateral and Guarantee Requirement, together with undated stock powers duly executed in blank and (iii) instruments evidencing the pledged debt required to be delivered to the Collateral Agent pursuant to the terms of the Security Agreement, together with undated instruments of transfer duly executed in blank.

(g) SHL Acquisition. The Administrative Agent shall have received a certificate from an authorized officer of the Borrower confirming that concurrently with the funding of the Loans, the SHL Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement (other than payment of the purchase price under the Acquisition Agreement which will be satisfied immediately following utilisation of the Loans) and the Acquisition Documents shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and the Borrower shall not have consented to any action that would require the consent of the Borrower under the Acquisition Documents if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in each case without the consent of the Required Lenders.

(h) Refinancing. Concurrently with the funding of the Loans or immediately after the consummation of the SHL Acquisition, all obligations of (i) the Borrower and its Subsidiaries under the CEB Revolver and (ii) the Companies and their respective Subsidiaries under (x) two loan notes in favor of HgCapital 5 (Nominees) Limited, (y) that certain senior facilities agreement dated 13 September 2006 (as amended prior to the Effective Date and including related interest rate hedging arrangements) and (z) that certain mezzanine facilities agreement dated 13 September 2006 (as amended prior to the Effective Date and including related interest rate hedging arrangements) shall have been paid in full, and all commitments, security interests and guaranties in connection therewith other than as expressly permitted by this Agreement shall have been terminated and released, all to the reasonable satisfaction of the Lead Arrangers. After giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries (including the Companies and their respective Subsidiaries) shall have no outstanding preferred equity, indebtedness or Guaranties (other than ordinary course trade payables), except for indebtedness (i) incurred pursuant to the Loans and (ii) expressly permitted by this Agreement and (in the case of the Companies and their respective Subsidiaries) the Acquisition Agreement.

(i) Fees, Etc. Concurrently with the funding of the Loans, the Administrative Agent shall have received evidence of payment of all fees, reasonable costs and expenses (including, without limitation, legal fees and expenses that have been invoiced at least three (3) days before the Closing Date have been or will be paid) and other compensation contemplated hereby or by any other Loan Document on or prior to the Closing Date to the Administrative Agent, the Lead Arrangers and the Lenders

(j) Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower confirming, as of the Closing Date, the satisfaction of the conditions specified in Section 4.01(g) and Section 4.03(a)(i) and (ii), and as to compliance with and the absence of a default under the Certain Funds Provisions

(k) Request for Credit Extension. The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension.

At any time after the Effective Date, the Administrative Agent will, if so requested by the Borrower, deliver to the Borrower a certificate confirming satisfaction of such conditions precedent set out in this Section 4.01 as have been satisfied as of the date of such certificate or, in so far as documentary conditions precedent are concerned, as are in an agreed form as of the date of such certificate such that that the applicable condition precedent would be satisfied if such document were delivered on the Closing Date in such agreed form, in each case in the sole determination of the Administrative Agent.

SECTION 4.02 Conditions to All Credit Extensions After the Closing Date. Following the Closing Date, the obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) Representations. The representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith and therewith, shall be true and correct in all respects or, in the case of such representations and warranties which are not otherwise subject to a materiality qualification in accordance with its terms, shall be correct in all material respects, in each case on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default. No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Request for Credit Extension. The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof. Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

(d) Alternative Currencies. In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Revolving Credit Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

SECTION 4.03 Certain Funds.

(a) Subject to Section 4.01 and notwithstanding the conditions of Section 4.02 and any other provision of any Loan Document to the contrary, during the Certain Funds Period, each Lender will only be obliged to make its initial Credit Extension hereunder if:

(i) no Certain Funds Default is continuing or would result from the making of the Loans;

(ii) all Certain Funds Representations of the Borrower are true in all respects or in the case of such representations and warranties which are not otherwise subject to a materiality threshold or qualification in accordance with its terms, are correct in all material respects; and

(iii) it is not unlawful for a Lender to perform any of its obligations under this Agreement.

(b) During the Certain Funds Period (save in circumstances where, pursuant to Section 4.03(a) above, a Lender is not obliged to make its initial Credit Extension), none of the Lenders shall be entitled to:

(i) cancel any of its Commitments hereunder to the extent to do so would prevent or limit the making of any Loans during the Certain Funds Period;

(ii) rescind, terminate or cancel this Agreement or any of the Commitments hereunder or exercise any similar right or remedy or make or enforce any claim under or in respect of the Loan Documents it may have to the extent to do so would prevent or limit the making of making of any Loans during the Certain Funds Period;

(iii) refuse to participate in the making of any Loans during the Certain Funds Period;

(iv) exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of a Loan to the extent to do so would prevent or limit the making of any Loans during the Certain Funds Period; or

(v) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document to the extent to do so would prevent or limit the making of any Loans during the Certain Funds Period;

provided that immediately upon the end of the Certain Funds Period subject to the express provisions of the Loan Documents all rights, remedies and entitlements shall be available to the Administrative Agent or Lenders notwithstanding that such rights, remedies and entitlements may not have been used or been available for use during the Certain Funds Period.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each other Restricted Subsidiary (a) is a Person duly incorporated, organized or formed, and validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation or organization, except, in the case of any Restricted Subsidiaries, where the failure of such Restricted Subsidiaries to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) (to the extent applicable in the relevant jurisdiction) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) as of the Closing Date, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) as of the Closing Date, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), (d) approvals, consents, exceptions, authorization, action, notice or filing under securities laws or (e) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties from and after the Closing Date, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial condition of each of the Borrower and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Closing Date.

(b) The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2011 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of income of the Borrower and its Subsidiaries for the 12 month period ending on December 31, 2011 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transaction. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at December 31, 2011 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or the interpretation thereof, and that such restatements will not result in a Default under the Loan Documents (including any effect on any conditions required to be satisfied on the Closing Date) to the extent that the restatements do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

SECTION 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good and valid title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted under the Loan Documents and except, in each case, where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, conditional upon, and having given effect to, the initial Credit Extensions being advanced in accordance with the terms of this Agreement, the Borrower will be the direct or indirect owner of the entire issued Equity Interests of the Companies and will have good and marketable title to such Equity Interests subject to such Equity Interests being registered in the register of shareholders of the Companies, which registration will be made as soon as possible after the Closing Date.

SECTION 5.08 Environmental Compliance.

(a) There are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings by or against the Borrower or any Subsidiary alleging potential liability or responsibility for violation of, or otherwise relating to, any applicable Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any other Subsidiary; and (ii) there has been no Release of Hazardous Materials by any of the Loan Parties or any other Subsidiary at, on, under or from any location in a manner which would reasonably be expected to give rise to liability under applicable Environmental Laws.

(c) Neither the Borrower nor any of its Subsidiaries is undertaking, or has completed, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law except for such investigation or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) All Hazardous Materials transported from any property currently or, to the knowledge of the Borrower or their Subsidiaries, formerly owned or operated by any Loan Party or any other Subsidiary for off-site disposal have been disposed of in a manner which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(e) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties nor any other Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(f) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Loan Parties and each other Subsidiary and their respective businesses, operations and properties are and have been in compliance with all applicable Environmental Laws.

SECTION 5.09 Taxes. The Borrower and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and, except for failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to the Borrower or any Restricted Subsidiary that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Compliance with ERISA.

(a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.11 Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by any Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.11 sets forth the name and jurisdiction of organization of each Subsidiary, (b) sets forth the ownership interest of the Borrower and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.12 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b) None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent, any Lead Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.14 Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, domain names, patents, patent rights, technology, software, know how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted. To the knowledge of the Borrower, no such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.15 Solvency. On the Closing Date after giving effect to the Transaction, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.16 Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on (to the extent that perfection can be achieved under applicable Law by making such filings or recordings or taking such possession or control), and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Liens permitted under the Loan Documents.

SECTION 5.17 Use of Proceeds. The proceeds of the Term Loans and the Revolving Credit Loans shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

SECTION 5.18 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or similar term) of the Borrower under its Subordinated Debt Documents (if any).

SECTION 5.19 Anti-Money Laundering and Economic Sanctions Laws.

(a) No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of the respective officers or directors of such Loan Party or such Subsidiary (i) has violated or is in violation of any applicable Anti-Money Laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of the respective officers or directors of such Loan Party or such Subsidiary that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c) Except as otherwise authorized by OFAC, no Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party and none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary acting or benefiting in any capacity in connection with the Loans conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2012), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and (b) above the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC or (B) following an election by the Borrower pursuant to the definition of “GAAP,” the applicable financial statements determined in accordance with IFRS; provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the financial statements for the fiscal quarter ended September 30, 2012), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, including (i) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a prepayment under Section 2.05(b), (ii) a list that identifies each Domestic Subsidiary that is an Excluded Subsidiary solely by reason of clause (e) of the definition thereof as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list, (iii) if during the last fiscal quarter covered by such Compliance Certificate the Borrower and its Restricted Subsidiaries shall have made any Discounted Voluntary Prepayment pursuant to Section 2.05, any Investment pursuant to Section 7.02(n), any Restricted Payment pursuant to Section 7.06(k) or any payment made pursuant to Section 7.09(a)(iii), a reasonably detailed calculation (including all relevant financial information reasonably requested by the Administrative Agent) of the Available Amount as of the end of such fiscal quarter and (iv) such other information required by the Compliance Certificate;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party or any of its Subsidiaries (other than in the ordinary course of business) that could reasonably be expected to result in a Material Adverse Effect;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a) (commencing with the financial statements for the fiscal year ended December 31, 2012), a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last annual Compliance Certificate;

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and

(f) promptly, a copy of any document relating to any of the matters referred to in Section 7.07(a).

Documents required to be delivered pursuant to Sections 6.01(a) and (b) or Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding the foregoing, the Borrower shall deliver originally executed Compliance Certificates to the Administrative Agent (in addition to the electronic copies pursuant to the foregoing). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b) any litigation or governmental proceeding (including, without limitation, pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event or similar event with respect to a Foreign Plan that could reasonably be expected to have a Material Adverse Effect; and

(d) if the Acquisition Agreement is terminated in accordance with its terms.

SECTION 6.04 [Reserved].

SECTION 6.05 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to the Borrower) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

SECTION 6.06 Maintenance of Properties. (a) Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (ii) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice; and (b) as soon as possible after the Closing Date, register The Corporate Executive Board Company (UK) Limited in the register of members of the Companies in accordance with applicable Law.

SECTION 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then, to the extent required by applicable Laws, the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount reasonably satisfactory to the Administrative Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 6.08 Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws, ERISA and the USA PATRIOT Act), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) time during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any

Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

SECTION 6.11 Covenant to Guarantee Obligations and Give Security. From and after the Closing Date, subject to Section 6.13, at the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect Wholly-Owned Restricted Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14 of any existing direct or indirect Wholly-Owned Subsidiary as a Restricted Subsidiary, or any Immaterial Subsidiary becoming a Material Subsidiary:

(i) within forty-five (45) days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion (but not prior to the Closing Date):

(A) cause each such Restricted Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) the Guaranty (or supplement thereto), Mortgages, pledges, assignments, Security Agreement Supplements and other security agreements and documents or joinders or supplements thereto (including without limitation, with respect to Mortgages, the documents listed in Section 6.13(b)), to the extent required by the Collateral and Guarantee Requirement, the Security Documents or as otherwise reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Mortgages, Security Agreement and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(ii) as promptly as practicable after the request therefor by the Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, title insurance policies and surveys or environmental assessment reports.

(b) after the Closing Date, promptly after the acquisition of any Material Real Property (other than leasehold interests and other than any Material Real Property subject to a Lien permitted pursuant to Section 7.01(i) or (o)) by any Loan Party (or promptly after the date that any Material Real Property of any Loan Party is no longer subject to a Lien permitted pursuant to Section 7.01(i) or (o)), if such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) and shall, within sixty (60) days after the request therefor by the Administrative Agent or the Collateral Agent (or such longer period as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent and the Collateral Agent a signed copy of an opinion of local counsel for such Loan Party (or any local counsel for the Administrative Agent if customary in such jurisdiction) in the jurisdiction of such Material Real Property, addressed to the Administrative Agent and the Collateral Agent and the other Secured Parties and reasonably acceptable to the Administrative Agent.

SECTION 6.12 Use of Proceeds.

(a) Use the proceeds of the Term Loans to fund the (i) payment of the purchase price of the SHL Acquisition; (ii) payment of the fees, costs, expenses, stamp, registration and other Tax incurred by the Borrower or any of its Subsidiaries in connection with the SHL Acquisition, the Acquisition Agreement or the Loan Documents; and (iii) Refinancing and paying any breakage costs, redemption premiums and other fees, costs and expenses payable in connection with such Refinancing and/or the SHL Acquisition.

(b) Use the proceeds of the Credit Extensions under the Revolving Credit Facility to finance general corporate and working capital purposes of the Borrower and any of its Subsidiaries (including Investments, Capital Expenditures and Restricted Payments permitted hereunder), the payment of fees, costs and expenses related to or arising in connection with the SHL Acquisition and the funding of any original issue discount in accordance with the terms set forth herein; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law (including any Economic Sanctions Law) or of any Loan Document.

SECTION 6.13 Further Assurances and Post-Closing Conditions.

(a) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other filing, document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.

(b) After the Closing Date, in the case of any Material Real Property (other than leasehold interests and other than any Material Real Property, and for so long as such Material Real Property, is subject to a Lien permitted pursuant to Section 7.01(i) or (o)), provide the Collateral Agent with Mortgages and otherwise satisfy the applicable Collateral and Guarantee Requirements with respect to such owned real property within forty-five (45) days (or such longer period as the Collateral Agent may agree in its sole discretion) of the acquisition of such real property (or the date on which such Material Real Property is no longer subject to a Lien permitted pursuant to Section 7.01(i) or (o)) in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) Mortgage Policies in form and substance, with endorsements and in amounts, reasonably acceptable to the Collateral Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request;

(iii) opinions of local counsel for the Loan Parties (or any local counsel for the Administrative Agent if customary in such jurisdiction) in states or provinces in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent; and

(iv) such other evidence that all other actions that the Administrative Agent and the Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

(c) Within ten (10) Business Days of the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion) provide the Administrative Agent and the Collateral Agent with the following and otherwise satisfy the applicable Collateral and Guarantee Requirements that were not satisfied on the Closing Date pursuant to Section 4.01:

(i) stock certificates of the Borrower’s and each Guarantor’s Restricted Subsidiaries required to be pledged pursuant to the Collateral and Guarantee Requirement (other than to the extent not previously delivered), together with undated duly executed stock powers in form and substance reasonably satisfactory to the Collateral Agent executed in blank;

(ii) from each Guarantor (A) a copy of the Organization Documents, including all amendments thereto, of such Guarantor, certified, if applicable, as of a recent date by the Secretary of State or other competent authority of the state of its organization, if applicable, or similar Governmental Authority, and a certificate as to the good standing or comparable certificate under applicable law (where relevant) of such Guarantor as of a recent date from the Effective Date, from such Secretary of State, similar Governmental Authority or other competent authority and (B) a certificate of the Secretary or Assistant Secretary or comparable officer under applicable law or director of such Guarantor dated the Closing Date and certifying (where relevant) (I) that attached thereto is a true and complete copy of the Organization Documents of such Guarantor as in effect on the Closing Date, (II) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Guarantor authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (III) that the Organization Documents of such Guarantor have not been amended since the date of the last amendment shown on such certificate, (IV) as to (if applicable) the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Guarantor and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or comparable officer under applicable law executing the certificate pursuant to clause (B) above and (V) such other matters that are customarily included in a certificate of this nature in the jurisdiction of its incorporation or organization.

(iii) evidence that the Administrative Agent and Collateral Agent has been named as loss payee and additional insured under each general liability and property (excluding business interruption insurance), as applicable, insurance policy of the Loan Parties; and

(iv) copies of a recent Lien, bankruptcy, judgment, copyright, patent and trademark search in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties.

SECTION 6.14 Designation of Subsidiaries.

(a) Subject to Section 6.14(b) below, the board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i) no Default or Event of Default exists or would result therefrom;

(ii) in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any Restricted Subsidiary, and (B) neither the Borrower nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary); and

(iii) the Borrower shall be in compliance (on a Pro Forma Basis) with the Financial Covenant as of the end of the most recent Test Period (as if such designation had occurred on the first day of such Test Period).

SECTION 6.15 Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrower or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and set forth on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(f) deposits to secure the performance and payment of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and any exception on the title polices issued in connection with the Mortgaged Property;

(h) Liens securing judgments for the payment of money (or appeal or surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Restricted Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or (n) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted (or that us required to be permitted as a condition to closing such Disposition) under Section 7.05 (other than Section 7.05(e)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(e) (provided that, solely with respect to Indebtedness required to be Subordinated Debt under Section 7.03(e), such Lien shall be expressly subordinated to the Liens on the Collateral securing the Obligations to the same extent);

(o) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof (excluding the Companies and their Subsidiaries); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(f) or (h); provided the aggregate principal amount of Indebtedness that is incurred pursuant to Section 7.03(h) that is secured by Liens pursuant to this Section 7.01(o) (including any modification, replacement, renewal or extension of any such Lien pursuant to Section 7.01(w)) shall not exceed $15,000,000 at any one time outstanding;

(p) any interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(s) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(t) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(v) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(x) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(y) Liens on property of a Non-Loan Party securing Indebtedness of such Non-Loan Party permitted to be incurred by Section 7.03;

(z) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(aa) prior to the Closing Date (i) Liens in connection with the CEB Revolver and (ii) any renewals, refinancing, exchanges, refunding or extension thereof;

(bb) Liens securing Indebtedness permitted pursuant to Section 7.03(m); and

(cc) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $20,000,000.

SECTION 7.02 Investments. Make any Investments, except:

(a) Investments by the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, partners and employees of the Borrower or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) for purposes not described in the foregoing clauses (i) in an aggregate principal amount outstanding under this clause (b)(ii) not to exceed $2,500,000;

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Subsidiary in any Loan Party, (iii) by any Non-Loan Party in any other Non-Loan Party, (iv) by a Loan Party in a Non-Loan Party to the extent such Investment is made to fund all or any portion of (and up to an amount not exceeding) an Investment by such Non-Loan Party in reliance on and in accordance with Section 7.02(j), (n) or (t), and (v) by any Loan Party in any Non-Loan Party; provided that the aggregate amount of such Investments in Non-Loan Parties pursuant to clause (v), as valued at cost at the time each such Investment is made and including all related commitments for future Investments, shall not exceed (A) the greater of (x) $50,000,000 and (y) a percentage of Total Assets as of the last day of the most recently ended Test Period that is equal to the percentage set forth on Schedule 7.02 of Total Assets as of the Closing Date (after giving Pro Forma Effect to the SHL Acquisition) that is approximately equal to $50,000,000, plus (B) an amount equal to any returns of capital or sale proceeds actually received by Loan Parties in cash in respect of any Investments under clause (v) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made);

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.01, Section 7.03 (other than Section 7.03(e)), Section 7.04 (other than Section 7.04(e)), Section 7.05 (other than Sections 7.05(d)(ii), (e) and (p)) and Section 7.06 (other than Section 7.06(d)), respectively; provided, however, that no Investments may be made solely pursuant to this Section 7.02(f);

(g) Investments existing on the Closing Date and set forth on Schedule 7.02(g) and Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the Closing Date; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03(g);

(i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05 (other than Sections 7.05(d)(ii), (e) and (p));

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that (i) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, (ii) after giving Pro Forma Effect to any such purchase or other acquisition and the incurrence of any Indebtedness in connection therewith, the Borrower shall be in compliance with the Financial Covenant as of the end of the most recent Test Period, (iii) after giving effect to such acquisition, the Borrower shall be in compliance with Section 6.11 and Section 6.13 (within the time period specified therein), to the extent applicable, and (iv) the aggregate purchase consideration paid by Loan Parties for the acquisition of Persons that do not become Guarantors and assets acquired by Non-Loan Parties shall not exceed $250,000,000;

(k) the Transaction;

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Amount; provided that (x) at the time of any such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) in the case of any such Investment in an amount in excess of $15,000,000, the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of the Available Amount;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments held by SHL and its Subsidiaries on the Closing Date;

(q) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Guarantee Obligations of the Borrower or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness;

(s) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower;

(t) other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not to exceed $50,000,000, plus an amount equal to any returns of capital or sale proceeds actually received by Loan Parties in cash in respect of any Investments made under this clause (t) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made);

(u) prior to the Closing Date, loans, advances and transfers of property to any Domestic Subsidiary of the Borrower;

(v) Guarantee Obligations of the Borrower or any Restricted Subsidiary in connection with the provision of credit card payment processing services;

(w) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower; and

(x) Investments to finance the SHL Acquisition and any Investments arising from any step or transaction referred to in the Structure Memorandum to implement the SHL Acquisition and Refinancing.

For purposes of determining compliance with this Section 7.02, in the event that an Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (x) above, the Borrower may, in its sole discretion, divide, classify and, except with respect to any Investment made under Section 7.02(n), reclassify such Investment (or any portion thereof) in one or more of the above clauses.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Investment for purposes of this Section 7.02.

SECTION 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents;

(b) any Indebtedness arising from any step or transaction set out in the Structure Memorandum to implement the SHL Acquisition and Refinancing;

(c) Indebtedness existing on the Closing Date and listed on Schedule 7.03(c) (the “Surviving Indebtedness”) and any Permitted Refinancing thereof;

(d) Guarantee Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that an Immaterial Subsidiary may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Immaterial Subsidiary could not otherwise incur under this Section 7.03); provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guaranty of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02 (other than Section 7.02(f)); provided that all such Indebtedness incurred following the Closing Date of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.02 of the Security Agreement;

(f) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement), (ii) Attributable Indebtedness arising out of Permitted Sale Leasebacks, and (iii) any Indebtedness incurred to refinance the Indebtedness set forth in the immediately preceding clauses (i) and (ii) so long as the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03; provided that the aggregate principal amount of Indebtedness under this Section 7.03(f) does not exceed the greater of (a) $20,000,000 and (b) a percentage of Total Assets as of the last day of the most recently ended Test Period that is equal to the percentage set forth on Schedule 7.02 of Total Assets as of the Closing Date (after giving Pro Forma Effect to the SHL Acquisition) that is approximately equal to $20,000,000;

(g) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks and not for speculative purposes;

(h) (A) Indebtedness assumed in connection with any Permitted Acquisition; provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition, (ii) after giving Pro Forma Effect to any such Permitted Acquisition and the assumption of such Indebtedness and any related Specified Transaction, the Net Leverage Ratio as of the end of the most recent Test Period shall be at least 0.25:1.0 lower than the applicable Financial Covenant level as of the end of the most recent Test Period, (iii) the only obligors with respect to any Indebtedness incurred pursuant to this clause (h) shall be those Persons who were obligors of such Indebtedness prior to such Permitted Acquisition (or in the case of a purchase of assets, the purchaser of such assets), (iv) both immediately prior and after giving effect thereto no Default or Event of Default shall exist or result therefrom and (v) the aggregate principal amount of Indebtedness that is incurred by Non-Loan Parties pursuant to this Section 7.03(h) shall not exceed $10,000,000 at any one time outstanding; and (B) any Permitted Refinancing thereof;

(i) Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 7.06 in an aggregate amount not to exceed $2,500,000 at any one time outstanding;

(k) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(r) other unsecured Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed $10,000,000 at any one time outstanding; provided that the Borrower or any Restricted Subsidiary may incur unlimited additional unsecured Indebtedness, so long as the Net Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such indebtedness and any related Specified Transaction) is not greater than 5.5:1.0 as of the end of the most recent Test Period; provided, further, that (i) the aggregate principal amount of such Indebtedness incurred by Restricted Subsidiaries that are not Guarantors shall not exceed $10,000,000 at any one time outstanding, (ii) such Indebtedness has a final maturity date equal to or later than 91 days after the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Term B Loans, (iii) the terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms on the date of issuance; provided that such Indebtedness shall not contain covenants (including financial maintenance covenants), taken as a whole, that are materially tighter (or in addition to), with respect to the borrower of such Indebtedness and its Restricted Subsidiaries, than those contained in this Agreement with respect to the Borrower and its Restricted Subsidiaries (except for covenants applicable only to the period after the Maturity Date of the Term B Loans); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(s) Indebtedness incurred by a Non-Loan Party Subsidiary, and guarantees thereof by Non-Loan Party Subsidiaries, in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(t) prior to the Closing Date, Indebtedness under the CEB Revolver;

(u) additional Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;

(v) [Reserved];

(w) (A) unsecured Indebtedness incurred to finance a Permitted Acquisition; provided that (i) immediately before and immediately after giving Pro Forma Effect to any such Permitted Acquisition, no Default shall have occurred and be continuing, (ii) after giving Pro Forma Effect to any such Permitted Acquisition and the incurrence of such Indebtedness and any related Specified Transaction, the Net Leverage

Ratio as of the end of the most recent Test Period shall be at least 0.25:1.0 lower than the applicable Financial Covenant level as of the end of the most recent Test Period, (iii) such Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Term B Loans, (iv) the terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms on the date of issuance; provided that such Indebtedness shall not contain covenants (including financial maintenance covenants), taken as a whole, that are materially tighter (or in addition to), with respect to the borrower of such Indebtedness and its Restricted Subsidiaries, than those contained in this Agreement with respect to the Borrower and its Restricted Subsidiaries (except for covenants applicable only to the period after the Maturity Date of the Term B Loans) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (v) the aggregate principal amount of Indebtedness that is incurred by Non-Loan Parties pursuant to this Section 7.03(w) shall not exceed $10,000,000 at any one time outstanding; and (B) any Permitted Refinancing thereof;

(x) (i) Indebtedness (in the form of unsecured notes or loans) incurred by the Borrower to the extent that 100% of the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Term Loans in accordance with Section 2.05(b)(iii); provided that (A) such Indebtedness shall not mature earlier than the Maturity Date with respect to the relevant tranche of Term Loans being refinanced, (B) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of then remaining Term Loans being refinanced, (C) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently Guarantied the Obligations, (D) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms on the date of issuance; provided that such Indebtedness shall not contain covenants (including financial maintenance covenants), taken as a whole, that are not materially tighter than (or in addition to) those contained in this Agreement (except for covenants applicable only to the period after the Maturity Date of the Term B Loans); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (E) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clauses (A), (B), (C) and (D) and (ii) any Permitted Refinancing thereof;

(y) Guarantee Obligations of the Borrower or any Restricted Subsidiary in connection with the provision of credit card payment processing services; and

(z) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (y) above, the Borrower may, in its sole discretion, divide, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

SECTION 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge with (i) the Borrower (including a merger the purpose of which is to reorganize the Borrower in a new State within the United States); provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party, (ii) (A) any Subsidiary may liquidate or dissolve, or (B) any Restricted Subsidiary may change its legal form, in each case, if in either case, the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and (iii) the Borrower may change its legal form if it determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02 (other than Section 7.02(f)) and Section 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that the Borrower shall be the continuing or surviving corporation;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(f); provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;

(f) the SHL Acquisition may be consummated;

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)), may be effected; and

(h) any merger, dissolution, liquidation, consolidation with or into another Person, or Disposition arising from any step or transaction set out in the Structure Memorandum to implement the SHL Acquisition and Refinancing.

SECTION 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any patent issuances, registrations or any patent applications or applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 (other than Section 7.02(f));

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(f)), Section 7.04 (other than Section 7.04(g)) and Section 7.06 and Liens permitted by Section 7.01 (other than Section 7.01(m));

(f) Dispositions in the ordinary course of business of Cash Equivalents;

(g) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(h) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(i) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(j) Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(k) the unwinding of any Swap Contract pursuant to its terms;

(l) Permitted Sale Leasebacks;

(m) Dispositions not otherwise permitted pursuant to this Section 7.05; provided that (i) such Disposition shall be for fair market value as reasonably determined by the Borrower or the applicable Restricted Subsidiary in good faith based on sales of similar assets, if available, (ii) the Borrower or the applicable Restricted Subsidiary complies with the applicable provisions of Section 2.05, and (iii) with respect to any Disposition pursuant to this clause (m) for a purchase price in excess of $5,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations under the Loan Documents, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (m) that is at that time outstanding, not in excess of $10,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(n) the abandonment or other Disposition of intellectual property which are reasonably determined by the Borrower, in good faith, to be no longer economical, negligible, obsolete or otherwise not material to its business;

(o) any sale, lease, assignment transfer or disposition arising from any step or transaction set out in the Structure Memorandum to implement the SHL Acquisition and Refinancing;

(p) any forgiveness, writeoff or writedown of any intercompany obligations; provided that any forgiveness of obligations owing by a Non-Loan Party shall not result in additional ability to make Investments in Non-Loan Parties in the amount of such forgiven obligations; and

(q) Dispositions not otherwise permitted pursuant to this Section 7.05 in an aggregate amount not to exceed $5,000,000.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is expressly permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) the Borrower may redeem in whole or in part any of its Equity Interests for another class of its Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments made on the Closing Date to consummate the Transaction;

(d) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(f)) or Section 7.04;

(e) repurchases of Equity Interests in the ordinary course of business in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Borrower or any Restricted Subsidiary may, in good faith, pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it held by any future, present or former employee, director, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Borrower or any Subsidiary; provided that such payments do not to exceed $5,000,000 in any fiscal year; provided that any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(f) in any calendar year (after giving effect to such carry forward) shall not exceed $10,000,000; provided further that cancellation of Indebtedness owing to the Borrower or any of its Subsidiaries from members of management of the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g) netting of shares under stock option plans to settle option price payments owed to employees and officers of the Borrower with respect thereto, and netting of shares to settle such employees’ and officers’ federal, state and income tax liabilities (if any) related to restricted stock units and similar stock based awards thereunder;

(h) the Borrower or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i) the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(j) the Borrower and each Restricted Subsidiary may declare and make dividend payments to or other distributions payable in Qualified Equity Interests of such Person;

(k) the Borrower or any Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed the Available Amount; provided that (x) at the time of any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) in the case of any such Restricted Payment in an amount in excess of $15,000,000, the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of the Available Amount; and

(l) the declaration and payment by the Borrower of dividends on the common stock or common equity interests of the Borrower in an amount not to exceed in any fiscal year the greater of (x) the aggregate amount of dividends on the common stock or common equity interests of the Borrower paid by the Borrower in the prior fiscal year and (y) at the time of any such declaration by the Borrower, an amount equal to 40% of the Consolidated Net Income of the Borrower for the Test Period most recently ended; provided that no Default or Event of Default shall have occurred and be continuing at the time of the declaration of any such Restricted Payment.

SECTION 7.07 Amendment of Acquisition Documents. Amend, modify waive or change any provision of any Acquisition Document except in writing and in a way that could not reasonably be expected to materially and adversely affect the interests of the Lenders.

SECTION 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(a) transactions between or among the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms not less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transaction and the payment of fees and expenses related to the Transaction;

(d) equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any Restricted Subsidiary permitted under Section 7.06;

(e) loans, Investments and other transactions by and among the Borrower and/or one or more Subsidiaries and joint ventures to the extent permitted under this Article VII;

(f) employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business as determined in good faith by the board of directors or senior management of the relevant Person and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(h) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(i) dividends permitted under Section 7.06; and

(j) the issuance of Equity Interests of the Borrower, including the issuance of such Equity Interests to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries.

SECTION 7.09 Prepayments, Etc., of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (X) Indebtedness incurred pursuant to Sections 7.03(r), (w) or (x) or (Y) any Subordinated Debt (it being understood that payments of regularly scheduled interest and mandatory prepayments under Indebtedness incurred pursuant to Sections 7.03(r), (w) or (x) or such Subordinated Debt Documents shall be permitted), except for (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of the Borrower and (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount not to exceed the Available Amount; provided that (x) at the time of any such payment, no Event of Default shall have occurred and be continuing or would result therefrom and (y) in the case of any such payment in an amount in excess of $15,000,000, the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of the Available Amount.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of the Subordinated Debt Documents without the consent of the Required Lenders (not to be unreasonably withheld or delayed).

SECTION 7.10 Financial Covenant.

Permit the Net Leverage Ratio for any Test Period set forth below, as of the last day of such Test Period, to be greater than the ratio set forth opposite such Test Period below:

Test Period Ended	Net Leverage Ratio
December 31, 2012	3.50:1.00
March 31, 2013	3.50:1.00
June 30, 2013	3.50:1.00
September 30, 2013	3.50:1.00
December 31, 2013	3.25:1.00
March 31, 2014	3.25:1.00
June 30, 2014	3.25:1.00
September 30, 2014	3.25:1.00
December 31, 2014	3.00:1.00
March 31, 2015	3.00:1.00
June 30, 2015	3.00:1.00
September 30, 2015	3.00:1.00
December 31, 2015	2.75:1.00
March 31, 2016	2.75:1.00
June 30, 2016	2.75:1.00
September 30, 2016	2.75:1.00
December 31, 2016 and thereafter	2.50:1.00

SECTION 7.11 Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Effective Date or any business reasonably related or ancillary thereto.

SECTION 7.12 Burdensome Agreements. Enter into, or permit to exist, any Contractual Obligation (other than, prior to the Closing Date, the CEB Revolver) that encumbers or restricts the ability of (u) any Restricted Subsidiary to make Restricted Payments to any Loan Party, (w) any Restricted Subsidiary to make loans or advances to any Loan Party, (x) any Restricted Subsidiary to transfer any of its property to any Loan Party, (y) the Borrower or any Restricted Subsidiary to pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (z) any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations under the Loan Documents, or any renewals, refinancings, exchanges, refundings or extension thereof, except in respect of any of the matters referred to in clauses (u) through (z) above:

(i) restrictions and conditions imposed by law or any Loan Document;

(ii) restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(iv) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(v) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(vi) restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;

(vii) restrictions or conditions in any Indebtedness permitted pursuant to Section 7.03 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or, in the case of Subordinated Debt, are market terms at the time of issuance (as determined by the Borrower in good faith) or, in the case of Indebtedness of any Non-Loan Party, are imposed solely on such Non-Loan Party and its Subsidiaries and are market terms at the time of issuance (as determined by the Borrower in good faith); provided that any such restrictions or conditions permit compliance with the Collateral and Guarantee Requirement and Section 6.11;

(viii) restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business;

(ix) encumbrances and restrictions under the Organization Documents of JV Entities; and

(x) encumbrances and restrictions imposed by the Acquisition Agreement.

SECTION 7.13 Fiscal Year. Make any change to its fiscal year.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (k) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or Section 6.05 (solely with respect to the Borrower), Section 6.12, Section 6.14 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after giving effect to any grace period, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of this Agreement or any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Collateral Document ceases to create a valid and perfected first priority lien on the Collateral covered thereby (to the extent required hereby or thereby); or any Loan Party contests in writing the validity or enforceability of any material provision of this Agreement or any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under this Agreement or any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind this Agreement or any Collateral Document; or

(k) Change of Control. There occurs any Change of Control.

For the period (the “Clean-Up Period”) commencing on the Closing Date and ending on the date falling 90 days after the Closing Date, (i) the breach of any representation or warranty; (ii) the breach of any covenant; or (iii) the occurrence of any Event of Default (other than an Event of Default under Section 8.01(a), (f) or (g) that has occurred and is continuing at such time) will be deemed not to be a breach of a representation or warranty or a breach of a covenant or an Event of Default (as the case may be) if it would have been (but for this provision) a breach of a representation or warranty or a breach of a covenant or an Event of Default only by reason of circumstances relating exclusively to the Companies or any of their subsidiaries; provided, however, that such breach or Event of Default (A) has not had, and could not reasonably be expected to have, a Material Adverse Effect; (B) was not procured or approved by the Borrower or any of its Subsidiaries (other than the Companies or any of their respective subsidiaries); and (C) is capable of being remedied during the Clean-Up Period and reasonable steps are being taken to remedy it (it being understood that untrue disclosure or financial statements cannot be cured by amending, supplementing or restating such disclosure or financial statements).

SECTION 8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing following the Certain Funds Period (or during the Certain Funds Period but only in relation to a Certain Funds Default) the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary together with the Consolidated EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause (in each case determined using the definition of “Consolidated EBITDA” and the other defined terms used therein as if references to the Borrower and the Restricted Subsidiaries therein were to such Subsidiary and its Subsidiaries), shall exceed 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.

SECTION 8.04 Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal, Unreimbursed Amounts or face amounts of the Loans, L/C Borrowings and Swap Termination Value under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnity obligations) have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of Agents.

(a) Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Related Parties” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07) and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(d) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.02 Delegation of Duties . The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.03 Liability of Agents . (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct (in each case, as determined in a final, non-appealable judgment of a court of competent jurisdiction). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

(c) The Administrative Agent shall not be responsible to any Lender for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04 Reliance by Agents .

(a) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the relevant L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken in good faith by it in accordance with the advice of any such counsel, accountants or experts.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 9.05 Notice of Default . The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06 Credit Decision; Disclosure of Information by Agents . Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent or their respective Related Parties.

SECTION 9.07 Indemnification of Agents . Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each L/C Issuer, each Agent and each Related Party of the foregoing (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each L/C Issuer, each Agent and each Related Party of the foregoing from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any L/C Issuer, any Agent or any Related Party of the foregoing of any portion of such Indemnified Liabilities resulting from such the gross negligence or willful misconduct of the L/C Issuer or such Agent in its capacity as such, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08 Agents in their Individual Capacities . Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

SECTION 9.09 Successor Agents . The Administrative Agent may resign, upon 30 days prior notice to the Lenders, each L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which appointment of a successor agent shall require the consent of the Borrower (except during the existence of an Event of Default under Section 8.01(f) or (g)), which consent shall not be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers (without the consent of any of the Lenders or the L/C Issuers but with the consent of the Borrower (except during the existence of an Event of Default under Section 8.01(f) or (g)), which consent shall not be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section and (iii) the Borrower and the Lenders agree that in no event shall the retiring Administrative Agent and Collateral Agent or any of their respective Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Administrative Agent or Collateral Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.09). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.10 Administrative Agent May File Proofs of Claim . In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.04(e) and (f), Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11 Collateral and Guaranty Matters . The Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit and any other obligation (including a guarantee that is contingent in nature), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Restricted Subsidiaries that are Guarantors, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) or (d) below, or (v) if the property subject to such Lien becomes subject to the exclusions set forth in the last paragraph of the definition of Collateral and Guarantee Requirement pursuant to a transaction not prohibited by this Agreement;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) and (o);

(c) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; and

(d) if any Subsidiary Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), (i) such Subsidiary shall be automatically released from its obligations under the Guaranty and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall be automatically released.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12 Other Agents; Arrangers and Managers . None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such or in its capacity, as applicable, as the Administrative Agent, L/C Issuer or Swing Line Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13 Appointment of Supplemental Administrative Agents .

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.14 Withholding Tax . To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, (1) the term “Lender” shall, for purposes of this Section 9.14, include any L/C Issuer and any Swing Line Lender and (2) this Section 9.14 shall not limit or expand the obligations of the Borrower or any Guarantor under Section 3.01 or any other provision of this Agreement.

SECTION 9.15 Cash Management Obligations and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations and Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X

Miscellaneous

SECTION 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders,” “Required Revolving Credit Lenders” or “Pro Rata Share” or Section 2.05(b)(iv)(Y), Section 2.05(d)(iv) (with respect to the requirement to make ratable payments), Section 2.06(c), Section 2.13 or Section 8.04 without the written consent of each Lender affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (e) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(f) release all or substantially all of the Guaranties in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (f) to the extent such transaction does not result in the release of all or substantially all of the Guaranties; or

(g) in the case of the initial Credit Extension, waive any condition set forth in Section 4.01 (other than Section 4.01(i), which waiver is subject to clause (c) above) or Section 4.03(a) or, in the case of any subsequent Credit Extension, Section 4.02, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, change any provision of Section 1.10 or affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders. Notwithstanding the foregoing, (x) the Letter of Credit Sublimit may be increased with the consent of the Required Revolving Credit Lenders, each L/C Issuer and the Administrative Agent, (y) the Swing Line Sublimit may be increased with the consent of the Required Revolving Credit Lenders, the Swing Line Lender and the Administrative Agent and (z) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, the Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, (i) the Borrower and the Administrative Agent may, without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Sections 2.14 and 2.15; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) the Administrative Agent is hereby authorized by the Lenders to approve the forms of Collateral Documents as contemplated herein, and to enter into any Loan Documents in such forms as approved by it on or prior to the Closing Date (and thereafter as contemplated by the provisions of this Credit Agreement); (iv) the Administrative Agent shall be permitted to agree to the form of, and approve such modifications to, the Schedules hereto on or prior to the Closing Date as shall be reasonably satisfactory to the Administrative Agent; (v) the Borrower and the Administrative Agent may (and the Borrower, solely to the extent required pursuant to the Fee Letter, shall), without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Lead Arrangers in connection with the syndication of the Facilities that are consistent with the market flex provisions of the Fee Letter as in effect on the Effective Date or, with the consent of the Borrower, otherwise not materially adverse to the Lenders (or one or more Facilities thereof); (vi) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision without the input or consent of the Lenders and (vii) any guarantees, collateral security documents, Intercreditor Agreements and related documents executed by the Borrower or any Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (a) to comply with local Law or advice of local counsel, (b) to cure ambiguities, omissions, mistakes or defects or (c) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.02 Notices and Other Communications; Facsimile Copies .

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(b) shall be effective as provided in such Section 10.02(b).

(b) Electronic Communications. Notices and other communications to the Lenders and any L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders.The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance in good faith by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Notice to other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

SECTION 10.03 No Waiver; Cumulative Remedies . No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and each L/C Issuer; provided, however, that the foregoing shall not prohibit (a) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (b) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02.

SECTION 10.04 Attorney Costs and Expenses . The Borrower agrees to pay or reimburse (a) the Administrative Agent, the Lead Arrangers and the Syndication Agent for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Term Loans and Revolving Credit Loans (including reasonable and documented out of pocket travel expenses) and the preparation, negotiation and enforcement of this Agreement and the other Loan Documents (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Cahill Gordon & Reindel LLP (and any other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) and in each case subject, if the Closing Date does not occur, to the amount separately agreement between such counsel and the Borrower) and one local and foreign counsel in each relevant jurisdiction, (b) the Agents and the Lenders for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders (and any other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)) and one local and foreign counsel in each relevant jurisdiction and (c) the Administrative Agent for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, including all Attorney Costs of one counsel to the Administrative Agent (and any other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)) and one local and foreign counsel in each relevant jurisdiction. The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05 Indemnification . (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each L/C Issuer, each Agent, each Lender, each Lead Arranger, the Syndication Agent and each Related Party of the foregoing (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several (including reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitees is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transaction, including the financing contemplated hereby) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee or one of its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against an Indemnitee acting is its capacity as an L/C Issuer, Agent, Lead Arranger, Syndication Agent or similar role under the Loan Documents). No Indemnitee shall be liable for any damages arising from the use or misuse by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnity and reimbursement obligations to the extent set forth in Section 10.04 and Section 10.05(a). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

(b) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04 or Section 10.05(a) to be paid by it to any Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.12(e).

SECTION 10.06 Payments Set Aside . To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate, in the applicable currency of such payment.

SECTION 10.07 Successors and Assigns .

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that, no consent of the Borrower shall be required for an assignment of any (x) Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee or (y) Revolving Credit Facility to any Revolving Credit Lender, any Affiliate of a Revolving Credit Lender or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee; provided, however, that (I) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (II) during the thirty (30) day period following the Closing Date, the Borrower shall be deemed to have consented to an assignment to any Lender if such Lender was previously identified in the initial allocations of the Loans provided by the Lead Arrangers to the Borrower and reviewed and approved by the Borrower (such approval not to be unreasonably withheld or delayed) in writing on or prior to the Closing Date;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (i) all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of a Revolving Credit Commitment or Revolving Credit Loan to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender;

(C) in the case of any assignment of any of the Revolving Credit Facility, each L/C Issuer at the time of such assignment; provided that no consent of such L/C Issuers shall be required for any assignment of all or any portion of a Revolving Credit Commitment or Revolving Credit Loan to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender; and

(D) in the case of any assignment of any of the Revolving Credit Facility, the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment of all or any portion of a Revolving Credit Commitment or Revolving Credit Loan to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility) or $1,000,000 (in the case of a Term Loan) unless the Borrower and the Administrative Agent otherwise consents; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);

(D) no such assignment shall be made (I) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries except in accordance with Section 2.05(d), or (II) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person;

(E) unless the Borrower has agreed otherwise in writing (I) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund on the Funding Date) in connection with any syndication, assignment or participation of the Commitments until after the Funding Date has occurred, and, in any event, no Initial Lender shall assign prior to the Funding Date more than 49% of any Class of its Commitments; and (II) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its Commitments, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Loans on the Closing Date has occurred; and

(F) during the thirty (30) day period following the Closing Date, the Assignee shall not be a Disqualified Lender.

This clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that such fee shall not apply to assignments by Bank of America, or any of their respective Affiliates), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents, the L/C Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Sections 3.01(e) and (f)) and Sections 3.06 and 3.07, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Any Lender that sells participations shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and the address of each Participant and the principal amounts (and related interest amounts) of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit or other Tax proceeding that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05, subject to the requirements and limitations of such Sections (including Sections 3.01(e) and (f)) and Sections 3.06 and 3.07, to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make, Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, trustees, investment advisors, professionals and other experts and agents, including accountants, legal counsel and other advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable Law, rule or regulation or compulsory legal process based on the advice of counsel (in which case such Agent or Lender agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or Governmental Authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over such Agent or Lender or any of their respective Affiliates (in which case such Agent or Lender agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or Governmental Authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g) or Section 10.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information(x) becomes publicly available other than as a result of a breach of this Section 10.08 or (y) is or was received by any Agent or any Lender or any of their respective Affiliates from a third party that is not, to such party’s knowledge, subject to contractual or fiduciary confidentiality obligations owning to the Borrower, (h) to the extent such information is independently developed by such Agent or Lender or any of their respective Affiliates; (i) to any Governmental Authority or examiner regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of their subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owning by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect Subsidiary of the Borrower. Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

SECTION 10.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that (i) the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement and (ii) the Commitment Letter shall continue to be in full force and effect to the extent set forth in Section 9 thereof. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.14 GOVERNING LAW; JURISDICTION, ETC.

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.19 USA PATRIOT Act. Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 10.20 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower its Subsidiaries, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, (ii) in connection with the transactions contemplated hereby or the process leading thereto, the Agents, the Lead Arrangers and their respective Subsidiaries (as the case may be) are acting solely as a principal and not as agents or fiduciaries of the Borrower, its Subsidiaries or any other person, (iii) the Agents, the Lead Arrangers and their respective Subsidiaries (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of the Borrower or its Subsidiaries with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agents, the Lead Arrangers or any of their respective Subsidiaries have advised or are currently advising the Borrower or its Subsidiaries on other matters) except the obligations expressly set forth in this Agreement, the other Loan Documents and the Commitment Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Borrower and its Subsidiaries are responsible for making their own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees, and acknowledges its Subsidiaries’ understanding, that they will not claim that the Agents, the Lead Arrangers or their respective Subsidiaries, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Borrower or its Subsidiaries, in connection with such transaction or the process leading thereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE CORPORATE EXECUTIVE BOARD COMPANY, as the Borrower

By:	/s/ Richard S. Lindahl
Name: Richard S. Lindahl
Title: Chief Financial Officer

BANK OF AMERICA, N.A. as Administrative Agent and Collateral Agent

By:	/s/ Maurice Washington
Name: Maurice Washington Title: Vice President

BANK OF AMERICA, N.A. as L/C Issuer, Swing Line Lender and Lender

By:	/s/ Matthew A. Curtin
Name: Matthew A. Curtin Title: Director

BARCLAYS BANK PLC, as Lender

By:	/s/ Mark Liggitt
Name: Title:

EXHIBIT A

FORM OF

COMMITTED LOAN NOTICE

[Date]

Bank of America, N.A.,

as Administrative Agent under the Credit Agreement

referred to below

Bank of America, N.A.

New York, NY

ABA 026009593

Account Name: Credit Services

Account Number: 1366212250600

Ref: Corporate Executive Board

Attn: Kellyn McLamb Harrod

Phone: International Access Codes 1.980.386.7259

Fax: International Access Codes 1.704.409.0486

Email: kellyn.m.harrod@baml.com

Ladies and Gentlemen

The undersigned The Corporate Executive Board Company refers to the Credit Agreement dated as of July 2, 2012 (as amended, amended and restated supplemented or otherwise modified from time to time the “Credit Agreement”; the terms defined therein being used herein as therein defined) among the undersigned, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer for the Lenders and hereby gives you notice irrevocably pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a [Borrowing] [conversion] [continuation] under the Credit Agreement and in that connection sets forth below the information relating to such [Borrowing][conversion][continuation] (the “Proposed [Borrowing][conversion][continuation]”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed [Borrowing][conversion][continuation] is                         , 201    .

(ii) The Facility under which the Proposed [Borrowing][conversion] [continuation] is requested is the                      Facility.

(iii) The Type of Loans comprising the Proposed [Borrowing][conversion][continuation] is [Base Rate Loans] [Eurocurrency Rate Loans][L/C Advance].1

(iv) The Proposed [Borrowing][conversion][continuation] is in the following currency [            ].

(v) The aggregate principal amount of the Proposed [Borrowing][conversion][continuation] is $            .2

(vi) [The initial Interest Period for each Eurocurrency Rate Loan made as part of the Proposed Borrowing is [one][two][three][six] month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed [Borrowing][conversion][continuation]:

(A) [Subject to the Conditions Precedent to Credit Extensions,]3 The representations and warranties contained in each Loan Document are correct in all material respects on and as of the date of the Proposed [Borrowing] [conversion] [continuation], before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom as though made on and as of such date other than any such representations or warranties that by their terms refer to a specific date other than the date of the Proposed [Borrowing] [conversion] [continuation], in which case as of such specific date

(B) No Default has occurred and is continuing or would result from such Proposed [Borrowing][conversion][continuation] or from the application of the proceeds therefrom.

Delivery of an executed counterpart of this Committed Loan Notice by telecopier shall be effective as delivery of an original executed counterpart of this Committed Loan Notice.

[1]	Note that the maximum term for an L/C is one year.
[2]

Must be a minimum of $500,000 or a whole multiple of $100,000 in excess thereof for Eurocurrency Rate Loans. Must be a minimum of $100,000 or a whole multiple of $100,000 in excess thereof for Base Rate Loans.

[3]	Insert if the Proposed Borrowing is the Initial Extension of Credit.

Very truly yours

THE CORPORATE EXECUTIVE BOARD COMPANY

By:

Name:
Title:

EXHIBIT B

FORM OF

SWING LINE LOAN NOTICE

[Date]

Bank of America, N.A.

New York, NY

ABA 026009593

Account Name: Credit Services

Account Number: 1366212250600

Ref: Corporate Executive Board

Attn: Kellyn McLamb Harrod

Phone: International Access Codes 1.980.386.7259

Fax: International Access Codes 1.704.409.0486

Email: kellyn.m.harrod@baml.com

Ladies and Gentlemen

The undersigned The Corporate Executive Board Company refers to the Credit Agreement dated as of July 2, 2012 (as amended, amended and restated supplemented or otherwise modified from time to time the “Credit Agreement”; the terms defined therein being used herein as therein defined) among the undersigned, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer for the Lenders and hereby gives you notice irrevocably pursuant to Section 2.04 of the Credit Agreement that the undersigned hereby requests a Swing Line Borrowing under the Credit Agreement and in that connection sets forth below the information relating to such Swing Line Borrowing (the “Proposed Swing Line Borrowing”) as required by Section 2.04(b) of the Credit Agreement:

(i) The Business Day of the Proposed Swing Line Borrowing is                     , 201    .

(ii) The aggregate amount of the Proposed Swing Line Borrowing is $            .4

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Swing Line Borrowing:

(A) [Subject to the Conditions Precedent to Credit Extensions,]5 The representations and warranties contained in each Loan Document are correct in all material respects on and as of the date of the Proposed Swing Line Borrowing before and after giving effect to the Proposed Swing Line Borrowing and to the application of the proceeds therefrom as though made on and as of such date other than any such representations or warranties that by their terms refer to a specific date other than the date of the Proposed Swing Line Borrowing in which case as of such specific date.

[4]	Must be a minimum of $100,000 or an integral multiple of $25,000 in excess thereof.
[5]	Insert if the Proposed Borrowing is the Initial Extension of Credit.

(B) No Default has occurred and is continuing or would result from such Proposed Swing Line Borrowing or from the application of the proceeds therefrom.

Delivery of an executed counterpart of this Swing Line Loan Notice by telecopier shall be effective as delivery of an original executed counterpart of this Swing Line Loan Notice.

Very truly yours,

THE CORPORATE EXECUTIVE BOARD COMPANY

By:

Title:

EXHIBIT C-1

FORM OF

TERM A NOTE

$	Dated , 201

FOR VALUE RECEIVED, the undersigned, The Corporate Executive Board Company, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY                      or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below; terms defined therein, unless otherwise defined herein, being used herein as therein defined) the principal amount of the Term B Loan on the dates and in the amounts specified in the Credit Agreement owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of July 2, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lender and certain other Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer for the Lender and for such other Lenders and the other agents party thereto.

The Borrower promises to pay interest on the unpaid principal amount of the Term A Loan from the date of such Term A Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Agent, at such office and in the manner specified in the Credit Agreement. The Term A Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Term A Loan by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term A Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrower under this Promissory Note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

This Note may not be transferred or assigned by the Lender to any Person EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to SECTION 10.07 OF THE CREDIT AGREEMENT. This Note may not at any time be endorsed to, or to the order of, bearer.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGE TO FOLLOW]

THE CORPORATE EXECUTIVE BOARD COMPANY

By:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT C-2

FORM OF

TERM B NOTE

$	Dated , 201

FOR VALUE RECEIVED, the undersigned, The Corporate Executive Board Company, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY                      or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below; terms defined therein, unless otherwise defined herein, being used herein as therein defined) the principal amount of the Term B Loan on the dates and in the amounts specified in the Credit Agreement owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of July 2, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lender and certain other Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer for the Lender and for such other Lenders and the other agents party thereto.

The Borrower promises to pay interest on the unpaid principal amount of the Term B Loan from the date of such Term B Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Agent, at such office and in the manner specified in the Credit Agreement. The Term B Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Term B Loan by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term B Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrower under this Promissory Note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

This Note may not be transferred or assigned by the Lender to any Person EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to SECTION 10.07 OF THE CREDIT AGREEMENT. This Note may not at any time be endorsed to, or to the order of, bearer.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGE TO FOLLOW]

THE CORPORATE EXECUTIVE BOARD COMPANY

By:

Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT C-3

FORM OF

REVOLVING CREDIT NOTE

$	Dated , 201

FOR VALUE RECEIVED, the undersigned, The Corporate Executive Board Company, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY             or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below; terms defined therein, unless otherwise defined herein, being used herein as therein defined) on the Maturity Date the aggregate principal amount of the Revolving Credit Loans and the L/C Advances owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of July 2, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lender and certain other Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer for the Lenders and for such other Lenders and the other agents party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan and L/C Advance from the date of such Revolving Credit Loan or L/C Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Agent, at such office and in the manner specified in the Credit Agreement. Each Revolving Credit Loan and L/C Advance owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Loans or L/C Advances by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Loan and L/C Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the Borrower under this Promissory Note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

This Note may not be transferred or assigned by the Lender to any Person EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to SECTION 10.07 OF THE CREDIT AGREEMENT. This Note may not at any time be endorsed to, or to the order of, bearer.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGE TO FOLLOW]

THE CORPORATE EXECUTIVE BOARD COMPANY

By:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

Financial Statement Date

To	Bank of America, N.A. as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of July 2, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Corporate Executive Board Company, a Delaware corporation, as borrower (the “Borrower”), Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, the Lenders from time to time party thereto (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). In addition, “Computation Period” shall mean the most recently ended Test Period covered by the financial statements accompanying this Compliance Certificate and the “Computation Date” shall mean the last date of the Computation Period. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

[Use following paragraphs 1and 2 for fiscal year-end financial statements]

1. [Attached hereto as Schedule I is the consolidated balance sheet of the Borrower and its Subsidiaries as at the fiscal year ended [            ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP1, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

[1]

The applicable financial statements may be determined in accordance with IFRS in the event that the Borrower elects (pursuant to the definition of “GAAP”) to prepare its financial statements in accordance with IFRS, taking into account the requirements of Section 1.03(d) regarding Accounting Changes.

2. Attached hereto as Schedule II are: (i) certifications and descriptions of each event, condition or circumstance during the fiscal quarter ending December 31, [            ]2 requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement, (ii) a list that identifies each Domestic Subsidiary that is an Excluded Subsidiary solely by reason of clause (e) of the definition thereof as of the date hereof or confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list, (iii) a report setting forth certain information with respect to Section 7.10 of the Credit Agreement and (iv) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirmation that there has been no change in such information since the Closing Date or the date of the last Compliance Certificate delivered prior hereto.]

[Use following paragraphs 1and 2 for fiscal quarter-end financial statements]

1. [Attached hereto as Schedule I is the consolidated balance sheet of the Borrower and its Subsidiaries as at the fiscal quarter ended [            ], and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and each of which fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

2. Attached hereto as Schedule II are: (i) certifications and descriptions of each event, condition or circumstance during the fiscal quarter ending [            ]3 requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement, (ii) a list that identifies each Domestic Subsidiary that is an Excluded Subsidiary solely by reason of clause (e) of the definition thereof as of the date hereof or confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iii) a report setting forth certain information with respect to Section 7.10 of the Credit Agreement.]

3. Attached hereto as Schedule III are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the consolidated financial statements referred to in paragraph l above.

[2]	This should be the year covered by this Compliance Certificate.
[3]	This should be the year covered by this Compliance Certificate.

4. To my knowledge, during such fiscal period, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing.4

[5. Attached hereto as Schedule IV is a report setting forth the calculation of the Available Amount as at the fiscal quarter ended [            ].]5

[4]

If unable to provide the foregoing certification, fully describe the reasons therefor, the circumstances thereof, the covenants or conditions which have not been performed/observed and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.

[5]

This should be the fiscal quarter covered by this Compliance Certificate. Include paragraph 5 to the extent the Borrower and its Restricted Subsidiaries has made any Discounted Voluntary Prepayment pursuant to Section 2.05 of the Credit Agreement, any Investment pursuant to Section 7.02(n) of the Credit Agreement, any Restricted Payment pursuant to Section 7.06(k) of the Credit Agreement or any payment made pursuant to Section 7.09(a)(iii) of the Credit Agreement during the fiscal quarter covered by this Compliance Certificate.

Schedule I to

Compliance Certificate

CONSOLIDATED BALANCE SHEET

Schedule II to

Compliance Certificate

CERTIFICATIONS REGARDING MANDATORY PREPAYMENTS

PARAGRAPH 2(i) OF COMPLIANCE CERTIFICATE

1. [Section 2.05(b)(i): The Excess Cash Flow6 for the Test Period ended in the Computation Date was $[            ]. The ECF Percentage is [            ]%.7

2. [Section 2.05(b)(ii): During the Test Period ended on the Computation Date, neither the Borrower nor any of its Restricted Subsidiaries has received any Net Cash Proceeds from any Disposition or suffered any Casualty Event which would require a prepayment pursuant to Section 2.05(b)(ii) of the Credit Agreement (after giving effect to any permitted reinvestment period).]8

3. [Section 2.05(b)(iii): During such fiscal period, neither the Borrower nor any of its Restricted Subsidiaries has received any Net Cash Proceeds from any issuance or incurrence by the Borrower or any of its Restricted Subsidiaries of Refinancing Term Loans, Indebtedness pursuant to Section 7.03(x)(i) of the Credit Agreement or Indebtedness not expressly permitted to be incurred pursuant to Section 7.03 of the Credit Agreement, each of which would require a mandatory repayment pursuant to Section 2.05(b)(iii) of the Credit Agreement.]9

[6]	Attach hereto in reasonable detail the calculations required to arrive at Excess Cash Flow.
[7]	Only include for Compliance Certificate delivered for Test Period ending December 31.
[8]

If the Borrower or any of its Restricted Subsidiaries has received any Net Cash Proceeds from any from any Disposition, the certificate should describe same and state the date of each receipt thereof and the amount of Net Cash Proceeds received on each such date, together with sufficient information as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 2.05(b)(ii) of the Credit Agreement, together with a statement that the Borrower is in compliance with the requirements of said Section 2.05(b)(ii).

[9]

If the Borrower or any of its Restricted Subsidiaries has received any Net Cash Proceeds from any issuance or incurrence by the Borrower or any of its Restricted Subsidiaries of Refinancing Term Loans, Indebtedness pursuant to Section 7.03(x)(i) of the Credit Agreement or Indebtedness not expressly permitted to be incurred pursuant to Section 7.03 of the Credit Agreement, the certificate should describe same and state the date of each receipt thereof and the amount of Net Cash Proceeds received on each such date, together with sufficient information as to mandatory repayments thereof to determine compliance with Section 2.05(b)(iii) of the Credit Agreement, together with a statement that the Borrower is in compliance with the requirements of said Section 2.05(b)(iii).

Schedule II to

Compliance Certificate

SUBSIDIARIES

PARAGRAPH 2(ii) OF COMPLIANCE CERTIFICATE

[Select one]

[What follows is a list that identifies each Domestic Subsidiary that is an Excluded Subsidiary solely by reason of clause (e) of the definition thereof as of the date hereof

1.

2.]

-or-

[There has been no change to the list that identifies each Domestic Subsidiary that is an Excluded Subsidiary solely by reason of clause (e) of the definition thereof since (the later of) [the Closing Date] [the date of the last such list provided pursuant to the Compliance Certificate dated                 ]]

Schedule II to

Compliance Certificate

REPORT REGARDING FINANCIAL COVENANT

PARAGRAPH 2(iii) OF COMPLIANCE CERTIFICATE

Financial Covenant	Amount
First Lien Net Leverage Ratio

a. Consolidated Net Debt[10] on the Computation Date	$

b. Consolidated EBITDA[11] for the Test Period ended on the Computation Date	$

c. Ratio of line a to line b		:1.00

d. Level required pursuant to Section 7.10		:1.00

[10]

Attach hereto in reasonable detail the calculations required to arrive at Consolidated Net Debt. For purposes of this calculation Consolidated Net Debt shall not include any portion of Consolidated Net Debt that is unsecured or is secured solely by a Lien that is expressly subordinated to the Liens securing the Obligations pursuant to an Intercreditor Agreement.

[11]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA for purposes of the First Lien Net Leverage Ratio test.

[Schedule II to

Compliance Certificates

REPORT REGARDING PERFECTION INFORMATION

PARAGRAPH 2(iv) OF COMPLIANCE CERTIFICATE]12

[12]	Only include for Compliance Certificate delivered for Test Period ending December 31.

Schedule III to

Compliance Certificate

CONSOLIDATING FINANCIAL STATEMENTS REFLECTING THE ADJUSTMENTS

NECESSARY TO ELIMINATE THE ACCOUNTS OF UNRESTRICTED

SUBSIDIARIES (IF ANY)

[Schedule IV to

Compliance Certificate

REPORT REGARDING AVAILABLE AMOUNT

[The Available Amount13 as at the Computation Date was $[            ].]

[Remainder of Page Intentionally Blank]14

[13]	Attach hereto in reasonable detail the calculations required to arrive at the Available Amount.
[14]

Include this schedule to the extent the Borrower and its Restricted Subsidiaries has made any Discounted Voluntary Prepayment pursuant to Section 2.05 of the Credit Agreement, any Investment pursuant to Section 7.02(n) of the Credit Agreement, any Restricted Payment pursuant to Section 7.06(k) of the Credit Agreement or any payment made pursuant to Section 7.09(a)(iii) of the Credit Agreement during the fiscal quarter covered by this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this          day of                ,         .

THE CORPORATE EXECUTIVE BOARD COMPANY

By:
Name:
Title:

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): The Corporate Executive Board Company

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of July 2, 2012, among The Corporate Executive Board Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]		CUSIP Number
			$	$		%

			$	$		%

			$	$		%

[7.	Trade Date: ][10]

Effective Date:             , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term A Commitment”, etc.).

[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Credit Agreement, dated as of July 2, 2012, among The Corporate Executive Board Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section          thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT F

GUARANTY

dated as of

[            ], 2012

among

CERTAIN SUBSIDIARIES

IDENTIFIED HEREIN as Guarantors,

and

BANK OF AMERICA, N.A.

as Collateral Agent

-i-

GUARANTY

GUARANTY dated as of [            ], 2012, among certain Subsidiaries of the Borrower (defined below) from time to time party hereto and BANK OF AMERICA, N.A. as Collateral Agent.

Reference is made to the credit agreement dated as of [            ], 2012 (as amended, amended and restated, extended, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among THE CORPORATE EXECUTIVE BOARD COMPANY., as borrower (the “Borrower”), BANK OF AMERICA, N.A. (“Bank of America”) as administrative agent (in such capacity, the “Administrative Agent”), and collateral agent (in such capacity, the “Collateral Agent”), BANK OF AMERICA as swing line lender (in such capacity, the “Swing Line Lender”), each Lender from time to time party thereto and the other parties thereto. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each Guarantor is a Subsidiary of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the other Secured Parties to perform their Cash Management Obligations and obligations under Secured Hedge Agreements.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” means this Guaranty.

“Claiming Party” has the meaning assigned to such term in Section 3.01.

“Contributing Party” has the meaning assigned to such term in Section 3.01.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Guarantor” means each Restricted Subsidiary listed on the signature pages hereof under the caption “Guarantors” and each Wholly-Owned Restricted Subsidiary (other than any Excluded Subsidiary) that becomes a party to this Agreement after the Closing Date.

“Guaranty Parties” means, collectively, each Guarantor.

“Guaranty Supplement” means an instrument in the form of Exhibit I hereto.

ARTICLE II

GUARANTY

SECTION 2.01. Guaranty. Each Guarantor absolutely, irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Guaranty Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guaranty of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations, or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other Person.

SECTION 2.03. No Limitations.

(a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release, non-perfection, impairment, exchange or substitution of any security held by the Collateral Agent or any other Secured Party for the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other Guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Guaranty Party or the unenforceability of the Obligations, or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guaranty Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Guaranty Party or exercise any other right or remedy available to them against the Borrower or any other Guaranty Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guaranty Party, as the case may be, or any security.

(c) Each Guarantor, and by its acceptance of this Agreement, the Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Collateral Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(d) Each Guarantor acknowledges that it will receive indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.

SECTION 2.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation, is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy, insolvency or reorganization of the Borrower, any other Guaranty Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guaranty Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Guaranty Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guaranty Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Representations and Warranties. Each Guarantor hereby represents and warrants that this Agreement (i) has been duly executed and delivered by each Guarantor that is party hereto and (ii) constitutes a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor that is party hereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

ARTICLE III

SUBROGATION AND SUBORDINATION

SECTION 3.01. Contribution and Subrogation. Each Guarantor (a “Contributing Party”) agrees (subject to Section 3.02) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation (the “Claiming Party”), the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 4.14, the date of the Guaranty Supplement hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.01 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 3.02. Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Section 3.01 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Section 3.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Collateral Agent, all Indebtedness owed by it to any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 4.02. Waivers; Amendment.

(a) No failure or delay by the Collateral Agent, any other Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, any other Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guaranty Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any other Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Guaranty Party in any case shall entitle any Guaranty Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Guaranty Party or Guaranty Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 4.03. Collateral Agent’s Fees and Expenses, Indemnification.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement as if such section were set out in full herein and references to “the Borrower” therein were references to “each Guarantor.”

(b) Without limitation of its indemnification obligations under the other Loan Documents but subject to the limitations set forth in Section 10.05 of the Credit Agreement, each Guarantor agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities and related expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee or (y) a material breach of this Agreement by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations guaranteed hereby and secured by the other Collateral Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable within ten days of written demand therefor.

SECTION 4.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 4.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Guaranty Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Collateral Agent, any other Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 4.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Guarantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor , the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 4.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 4.08. Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, and subject to the limitations set forth in Section 10.09 of the Credit Agreement, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by each Guarantor to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Guarantor against any and all obligations owing to such Lender and its Affiliates hereunder, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the relevant Guarantor and the Collateral Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 4.08 are in addition to other rights and remedies (including other rights of setoff) that the Collateral Agent and such Lender may have.

SECTION 4.09. Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN).

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 4.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 4.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 4.12. Security Interest Absolute. All rights of the Collateral Agent hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Obligations or this Agreement.

SECTION 4.13. Termination or Release.

(a) This Agreement and the Guarantees made herein shall terminate with respect to all Obligations upon the termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit.

(b) A Guarantor shall be automatically released from its obligations hereunder upon such Guarantor ceasing to be a Material Subsidiary (as certified in writing by a Responsible Officer).

(c) A Guarantor shall be automatically released from its obligations hereunder if such Guarantor ceases to be (i) a Restricted Subsidiary as a result of a transaction or designation permitted under the Credit Agreement or (ii) a Material Subsidiary (as certified in writing by a Responsible Officer).

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 4.13, the Collateral Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 4.14. Additional Guarantors. Any Person required to become party to this Agreement pursuant to Section 6.11 of the Credit Agreement may do so by executing and delivering a Guaranty Supplement and such Person shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guaranty Party hereunder. The rights and obligations of each Guaranty Party hereunder shall remain in full force and effect notwithstanding the addition of any new Guaranty Party as a party to this Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[ ] as Guarantor

By:
Name:
Title:

BANK OF AMERICA, N.A. as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT I

TO THE GUARANTY

FORM OF

GUARANTY SUPPLEMENT

SUPPLEMENT NO. [        ] (this “Guaranty Supplement”), dated as of [            ], to the Guaranty dated as of [            ], 2012 among certain subsidiaries of the Borrower (as defined below) from time to time party hereto and BANK OF AMERICA, N.A., as Collateral Agent.

A. Reference is made to (i) the credit agreement dated as of [            ], 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among THE CORPORATE EXECUTIVE BOARD COMPANY, as borrower (the “Borrower”), BANK OF AMERICA,N.A. (“Bank of America”) as administrative agent (in such capacity, the “Administrative Agent”), as collateral agent (in such capacity, the “Collateral Agent”), BANK OF AMERICA as swing line lender (in such capacity, the “Swing Line Lender”), each Lender from time to time party thereto and each other party thereto and (ii) the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

B. The Guarantors have entered into the Guaranty in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit and the other Secured Parties to perform their Cash Management Obligations and obligations under Secured Hedge Agreements. Section 4.14 of the Guaranty provides that subsequently acquired or wholly owned direct or indirect Restricted Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Guaranty Supplement. The undersigned (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit and the other Secured Parties to perform their Cash Management Obligations and obligations under Secured Hedge Agreements from time to time under the terms of the Credit Agreement.

Accordingly, the Collateral Agent and the New Guarantor agree as follows:

SECTION 1. Obligations Under the Guaranty. In accordance with Section 4.14 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” or “Guaranty Party” in the Guaranty shall be deemed to include the New Guarantor and each reference in any other Loan Document to a “Guarantor”, “Guaranty Party” or a “Loan Party” shall also be deemed to include the New Guarantor. The Guaranty is hereby incorporated herein by reference.

SECTION 2. Representations and Warranties. The New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Guaranty Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. Delivery by Telecopier; Electronic Transmission. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or other electronic transmission shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

SECTION 4. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5. Affirmation. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 6. Severability. In case any one or more of the provisions contained in this Guaranty Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. Notice. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

SECTION 8. Reimbursement. The New Guarantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Guaranty Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the New Guarantor and the Collateral Agent have duly executed this Guaranty Supplement as of the day and year first above written.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A. as Collateral Agent

By:
Name:
Title:

EXHIBIT G

SECURITY AGREEMENT

dated as of

[            ], 2012

among

THE CORPORATE EXECUTIVE BOARD COMPANY,

and

CERTAIN SUBSIDIARIES

IDENTIFIED HEREIN,

collectively, the Initial Grantors,

and

BANK OF AMERICA, N.A.,

as Collateral Agent

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

	PAGE
SECTION 1.01	Credit Agreement	1
SECTION 1.02	Other Defined Terms	1

ARTICLE II

PLEDGE OF SECURITIES

ARTICLE III

SECURITY INTERESTS IN PERSONAL PROPERTY

SECTION 3.01	Security Interest	8
SECTION 3.02	Representations and Warranties	10
SECTION 3.03	Covenants	12
SECTION 3.04	Other Actions	14

ARTICLE IV

REMEDIES

SECTION 4.01	Remedies upon Default	15
SECTION 4.02	Application of Proceeds	16
SECTION 4.03	Grant of License to Use Intellectual Property	17

ARTICLE V

SUBROGATION AND SUBORDINATION

SECTION 5.01	Contribution and Subrogation	17
SECTION 5.02	Subordination	18

-i-

ARTICLE VI

MISCELLANEOUS

Schedules

SCHEDULE I	Pledged Equity; Pledged Debt
SCHEDULE II	Perfection Information

Exhibits

EXHIBIT I Form	of Intellectual Property Security Agreement Supplement

-ii-

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of [            ], 2012, among THE CORPORATE EXECUTIVE BOARD COMPANY, a Delaware corporation, and the other Persons listed on the signature pages hereof (collectively, the “Initial Grantors”), certain subsidiaries of the Borrower from time to time party hereto and BANK OF AMERICA, N.A. (“Bank Of America”), as Collateral Agent for the Secured Parties.

Reference is made to the credit agreement dated as of July 2, 2012 (as amended, amended and restated, extended, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among THE CORPORATE EXECUTIVE BOARD COMPANY, a Delaware corporation (the “Borrower”), BANK OF AMERICA, as administrative agent (in such capacity, the “Administrative Agent”), and collateral agent (in such capacity, the “Collateral Agent”), BANK OF AMERICA, as L/C Issuer and swing line lender (in such capacity, the “Swing Line Lender”), each Lender from time to time party thereto and the other parties party thereto. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each Initial Grantor (other than the Borrower) is a Subsidiary of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and each is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the other Secured Parties to perform their Cash Management Obligations and obligations under Secured Hedge Agreements. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Credit Agreement.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the New York UCC.

“Agreement” means this Security Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Claiming Party” has the meaning assigned to such term in Section 5.01.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Contributing Party” has the meaning assigned to such term in Section 5.01.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now owned or hereafter acquired by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations in the United States Copyright Office, including those listed on Schedule II.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“General Intangibles” has the meaning specified in Article 9 of the New York UCC and includes corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor, as the case may be, to secure payment by an Account Debtor of any of the Accounts.

“Grantor” means, collectively, the Initial Grantors and any Person that executes and delivers a Security Agreement Supplement pursuant to Section 6.14.

“Initial Grantors” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, know-how, show-how or other proprietary data or information, and all additions and improvements to any of the foregoing.

“Intellectual Property Security Agreement Supplement” means an instrument in the form of Exhibit II hereto.

“IP License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now owned or hereafter acquired by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now owned or hereafter acquired by any third party, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule II, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein.

“Perfection Information” means the schedules and attachments substantially in the form of Schedule II, completed and supplemented as contemplated thereby.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Security Agreement Supplement” means an instrument in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now owned or hereafter acquired by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now owned or hereafter acquired by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, now owned or hereafter acquired, and all registrations and applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule II, and (b) all goodwill associated therewith or symbolized thereby

ARTICLE II

Pledge of Securities

SECTION 2.01 Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, including the Guaranty, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under and whether now or hereafter existing or arising (i) all Equity Interests held by it in each of its Restricted Subsidiaries, including, without limitation, the Equity Interests listed on Schedule I and any other Equity Interests in any Restricted Subsidiary obtained in the future by such Grantor and the certificates representing all such Equity Interests (collectively, the “Pledged Equity”); provided that the Pledged Equity shall not include (A) Equity Interests of any De Minimis Foreign Susidiary, (B) Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness incurred pursuant to Section 7.03(h) of the Credit Agreement if such Equity Interests are pledged as security for such Indebtedness and if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests, (C) Equity Interests of any JV Entity if and for so long as the terms of any Contractual Obligation existing on the Closing Date prohibit the creation of any other Lien on such Equity Interests (or with respect to any JV Entity acquired after the Closing Date, as of the date of such acquisition; provided such Contractual Obligation was not entered into in connection with or anticipation of such acquisition), (D) Equity Interests in excess of 65% of the issued and outstanding Equity Interests of each Foreign Subsidiary (not otherwise excluded from the Pledged Equity) directly held by the Borrower or any Guarantor, (E) Equity Interests of any Subsidiary with respect to which the Administrative Agent and the Borrower have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such Equity Interests is excessive in view of the benefits to be obtained by the Secured Parties therefrom and (F) any Equity Interests the pledge of which is prohibited by applicable Laws or which would require governmental consent, approval, license or authorization unless such consent, approval, license or authorization has been received; (ii) (A) the debt securities owned by it including, without limitation, the debt securities listed opposite the name of such Grantor on Schedule I, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the debt securities referred to in clauses (A), (B) and (C) of this clause (ii) are collectively referred to as the “Pledged Debt”); (iii) all other property that may be delivered to and held by the Collateral Agent; (iv) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (v) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii) and (iii) above; and (vi) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02 Delivery of the Pledged Collateral.

(a) Each Grantor agrees promptly (and in any event within ten (10) days of receipt thereof) to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any uncertificated securities, but only for so long as such securities remain uncertificated); provided that, solely in the case of promissory notes or other instruments evidencing Indebtedness, such Pledged Securities are required to be delivered pursuant to paragraph (b) of this Section 2.02.

(b) Each Grantor will cause (i) any Indebtedness for borrowed money (other than intercompany loans referred to in clause (ii) below) having an aggregate principal amount in excess of $1,000,000 owed to such Grantor by any Person and (ii) any intercompany loans in favor of such Grantor (excluding intercompany loans made in connection with transfer pricing arrangements among the Borrower and its Subsidiaries for the provision and extension of customary services by Foreign Subsidiaries in the normal course of business of the Borrower and its Domestic Subsidiaries, consistent with the past practices of the Borrower and its Domestic Subsidiaries) to be evidenced by a duly executed promissory note (or pursuant to a global note) that is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03 Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule I correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement, in each case as of the Closing Date;

(b) each Grantor has good and valid rights in and title to the Pledged Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Pledged Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than consent or approval that has been obtained and only to the extent such consent or approval is necessary to satisfy the Collateral and Guarantee Requirement;

(c) the Pledged Equity and Pledged Debt (solely with respect to Pledged Debt issued by a Person other than a Grantor or a Subsidiary of the Grantors, to the best of the Grantors’ knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity, are fully paid and nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than a Grantor of a Subsidiary of the Grantors, to the best of the Grantors’ knowledge), are legal, valid and binding obligations of the issuers thereof;

(d) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I as owned by such Grantors, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted under the Loan Documents, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than (A) Liens created by the Collateral Documents and (B) Liens permitted under the Loan Documents, and (iv) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(d)), however arising, of all Persons whomsoever;

(e) except for restrictions and limitations imposed by the Loan Documents, or securities laws generally and except as described in the Perfection Information, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(f) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(g) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(h) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Collateral is delivered to the Collateral Agent in accordance with this Agreement and when the UCC financing statements prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Information for filing in each governmental, municipal or other office specified in Section 3 to the Perfection Information (or specified by notice from such Grantor to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 of the Credit Agreement), are duly filed, the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Collateral as security for the payment and performance of the Obligations under the laws of the United States, prior to all other Liens on the Pledged Collateral except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement; and

(i) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

SECTION 2.04 Certification of Limited Liability Company and Limited Partnership Interests.

Each certificate representing an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 shall be delivered to the Collateral Agent.

SECTION 2.05 Registration in Nominee Name; Denominations.

(a) The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent, if an Event of Default shall occur and be continuing and the Collateral Agent shall give the Borrower notice of its intent to exercise such rights, and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give the Borrower notice of its intent to exercise such rights, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement and the other Loan Documents.

SECTION 2.06 Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as each Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect,, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) of this Section 2.06 and the Collateral Agent shall have all the obligations it would otherwise have under paragraph (a)(ii) of this Section 2.06.

(d) Any notice given by the Collateral Agent to the Grantors suspending the rights of the Grantors under paragraph (a) of this Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

SECTION 2.07 Uncertificated Securities. With respect to an uncertificated security (other than an uncertificated security credited on the books of a Clearing Corporation of a Securities Intermediary (as defined in the New York UCC)) issued by a Restricted Subsidiary that is Pledged Equity acquired after the Closing Date and held by any Grantor, such Grantor shall execute, and cause the issuer of such uncertificated security to duly authorize, execute and deliver to the Collateral Agent, within 60 days of acquiring such uncertificated security, an agreement satisfactory in form and substance to the Collateral Agent pursuant to which such issuer agrees to comply with any and all instructions originated by the Collateral Agent without further consent by such Grantor and not to comply with instructions regarding such uncertificated security (and any partnership interests and limited liability company interests issued by such issuer) originated by any other Person other than a court of competent jurisdiction.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01 Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Obligations, including the Guaranty, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)     all Accounts;

(ii)    all Chattel Paper;

(iii)   all Documents;

(iv)   all Equipment and Fixtures;

(v)    all General Intangibles;

(vi)   all Goods;

(vii)  all Instruments;

(viii)  all Intellectual Property and IP Licenses;

(ix)    all Inventory;

(x)     all Money and all Deposit Accounts;

(xi)    all Investment Property;

(xii)   all books and records pertaining to the Article 9 Collateral; and

(xiii)  to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all supporting obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (A) motor vehicles and other assets subject to certificates of title, to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or equivalent), letter of credit rights and commercial tort claims, (B) Equity Interests of any De Minimis Foreign Subsidiary, (C) Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness incurred pursuant to Section 7.03(h) of the Credit Agreement if such Equity Interests are pledged as security for such Indebtedness and if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests, (D) Equity Interests of any JV Entity if and for so long as the terms of any Contractual Obligation existing on the Closing Date prohibit the creation of any other Lien on such Equity Interests (or with respect to any JV Entity acquired after the Closing Date, as of the date of such acquisition; provided such Contractual Obligation was not entered into in connection with or anticipation of such acquisition), (E) Equity Interests in excess of 65% of the issued and outstanding Equity Interests of each Foreign Subsidiary (not otherwise excluded from the Pledged Equity) directly held by the Borrower or any Subsidiary Guarantor, (F) any asset with respect to which the Administrative Agent and the Borrower have reasonably agreed in writing that the costs of obtaining such a security interest are excessive in relation to the value to the Secured Parties of the security to be afforded thereby, (G) assets for which a pledge thereof or a security interest therein is prohibited by applicable Laws, (H) any lease, license or other agreements or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Capitalized Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (I) any Equity Interest of any Subsidiary the pledge of which is prohibited by applicable law or which would require governmental consent, approval, license or authorization unless such Consent approval, license or authorization has been received, (J) any intent-to-use trademark application prior to the filing and acceptance of a verified statement of use or amendment to allege use with respect thereto to the extent, if any, that, and solely during the period, if any, in which the grant, attachment or assignment (apart from the business or that portion of the business to which it relates) of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under the federal laws of the United States; (K) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with (but without the consent of) the Administrative Agen; provided, however, that the limitation set forth in clause (J) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable Laws, including the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction. Each Grantor shall, if requested to do so by the Administrative Agent, use commercially reasonable efforts to obtain any such required consent that is reasonably obtainable with respect to Collateral which the Administrative Agent reasonably determines to be material. Notwithstanding the foregoing, (1) no control agreements shall be required with respect to any deposit account or securities account; (2) no landlord waivers, estoppels or collateral access letters shall be required; and (3) no action shall be required with respect to any Intellectual Property that is governed solely by the laws of a jurisdiction other than the United States.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect or being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

(c) The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor (but only if such signature cannot reasonably or timely be obtained by the Collateral Agent), and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(d) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02 Representations and Warranties. Each Grantor jointly and severally represents and warrants to the Collateral Agent and the other Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) This Agreement has been duly executed and delivered by each Grantor that is party hereto. This Agreement constitutes a legal, valid and binding obligation of such Grantor, enforceable against each Grantor that is party hereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

(c) The Perfection Information has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Closing Date. The UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Information for filing in each governmental, municipal or other office specified in Section 3 to the Perfection Information (or specified by notice from such Grantor to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to record the Security Interest in Article 9 Collateral consisting of United States pending or issued patents, United States applications to register trademarks or registered trademarks and United States applications to register copyrights or registered copyrights and any other Intellectual Property, in each case owned by such Grantor, for which the filing of UCC financing statements are insufficient to perfect the Security Interest therein) that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements; except as set out below with respect to Intellectual Property. Notwithstanding anything contained herein or in any other Loan Document, with respect to Intellectual Property (A) each Grantor shall only be obligated to perfect, or to record or make any other filings with respect to, the Intellectual Property included in the Collateral as provided in this Agreement or in any other Loan Document if and to the extent that perfection may be achieved with respect to such Intellectual Property by the filing of a UCC financing statement or by appropriate evidence of such Security Interest being filed in either the United States Copyright Office or the United States Patent and Trademark Office; (B) subsequent filings in the United States Copyright Office or the United States Patent and Trademark Office, as applicable and as may be necessary to record or perfect the security interest in Intellectual Property included in the Collateral after the date hereof; and (C) no Grantor shall have any obligation to record or file or take any other actions to create a perfected Lien on or security interest in or otherwise with respect to any non-U.S. Intellectual Property included in the Collateral.

(d) The Security Interest granted hereunder constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, including the Guaranty, (ii) subject to the filings described and the provisions set forth in Section 3.02(c), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code in the relevant jurisdiction and (iii) subject to Sections 3.02(b) and 3.02(c), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of a Short-Form Intellectual Property Security Agreement with, as applicable, the United States Patent and Trademark Office and the United States Copyright Office, as applicable (if and to the extent perfection may be achieved under applicable Law by such filings). The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any nonconsensual Lien that is expressly permitted pursuant to Section 7.01 of the Credit Agreement and has priority as a matter of law and (ii) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(e) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction or any other applicable laws covering any Pledged Collateral or Article 9 Collateral or (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor collaterally assigns any Pledged Collateral or Article 9 Collateral or any security agreement or similar instrument covering any Pledged Collateral or Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, collateral assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(f) Schedule II hereto sets forth a list of all registrations and applications for registration of Copyrights, Patents and Trademarks owned as of the date hereof by each Grantor.

(g) Each Grantor represents and warrants that a fully executed Short-Form Intellectual Property Security Agreement sets out all Collateral consisting of United States issued Patents (or pending United States Patent applications therefor) and United States registered Trademarks (and Trademarks for which United States applications for registration are pending) and United States registered Copyrights has been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office, as applicable, to establish a valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral consisting of registrations and applications for Patents, Trademarks and Copyrights in which a security interest may be perfected by such filings with the United States Patent and Trademark Office and the United States Copyright Office in the United States (or any political subdivision thereof) and its territories and possessions under the Federal intellectual property laws, and no further or subsequent filing, refiling, recording or rerecording, is necessary (other than (i) such filings and actions as are necessary to perfect the Security Interest with respect to any Collateral consisting of registrations and applications for Patents, Trademarks and Copyrights acquired or developed by any Grantor after the date hereof contemplated in Section 3.04(d)), (ii) such actions as may be required under the laws of jurisdictions outside the United States with respect to Collateral created under such laws (which actions are not required hereunder or under any other Loan Document), and (iii) the filing of Uniform Commercial Code financing and continuation statements contemplated in Section 3.02(d)).

SECTION 3.03 Covenants.

(a) Each Grantor agrees promptly (and, in any event, in sufficient time to enable all filings to be made within any applicable statutory period, under the Uniform Commercial Code or otherwise, that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral, for the benefit of the Secured Parties) to notify the Collateral Agent in writing of any change (i) in legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization of any Grantor, or (iv) in its organizational identification number (in the case of this clause (iv), to the extent an organizational identification number is required by applicable law to be disclosed on the UCC financing statements for such Grantor).

(b) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(c) Annually, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01(a) of the Credit Agreement, the Company shall deliver to the Collateral Agent the information required pursuant to the Perfection Information, or confirm that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(c).

(d) The Company agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including, without limitation, the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings). If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $1,000,000 shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

(e) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within ten days after demand for any payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person, the value of which is in excess of $1,000,000, to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent for the benefit of the Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g) Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the other Secured Parties from and against any and all liability for such performance.

(h) Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule II or adding additional schedules hereto to specifically identify any asset or item that may constitute a registration or application for any U.S. Copyrights, Patents or Trademarks included in the Collateral; provided that any Grantor shall have the right, exercisable within 15 days after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any inaccuracy of which it is aware of the representations and warranties made by such Grantor hereunder with respect to such Intellectual Property included in the Collateral as a disclosure against such representations and warranties. Each Grantor agrees that it will, if requested by the Collateral Agent, use commercially reasonable efforts to update title, as applicable, for any registrations or applications for any such U.S. Copyrights, Patents or Trademarks included in the Collateral if a Grantor is not the current record owner of such Intellectual Property within, to the extent reasonably practical, 30 days after the date of the Collateral Agent’s request.

SECTION 3.04 Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral and evidencing an aggregate amount in excess of $1,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request. Except to the extent otherwise provided in Section 2.07, any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request and following the occurrence of an Event of Default such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities.

(c) Intellectual Property. Except to the extent failure to act could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any U.S. registration or pending U.S. application of each item of its Intellectual Property included in the Collateral for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, such reasonable steps in, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority located in the United States, to (i) maintain any registered Collateral (or applications therefor) in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such Collateral of such Grantor, including, without limitation, the payment of required fees, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, and the filing of affidavits under Sections 8 and 15 or the U.S. Trademark Act. Except as could not reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its U.S. registrations or pending U.S. applications of any of its Intellectual Property included in the Collateral may prematurely lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in the case of a trade secret, becomes publicly known). Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its U.S. registrations or pending U.S. applications of any of its Intellectual Property included in the Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with, or higher than, the quality of such products and services as of the date hereof.

(d) Each Grantor agrees that, should it obtain an ownership interest in, or an exclusive license to any U.S. registered Copyright included in, any Intellectual Property within the scope of the Collateral after the Closing Date (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Collateral, subject in each case, to the terms and conditions of this Agreement with respect thereto. Once every fiscal quarter of the Company, with respect to issued U.S. Patents (or pending U.S. Patent applications), registered U.S. Trademarks (or applications for registration of any U.S. Trademarks), and registered U.S. Copyrights, each Grantor shall, as applicable, sign and deliver to the Collateral Agent one or more appropriate Intellectual Property Security Agreement Supplement(s) (depending upon whether a filing is to be made with the U.S. Copyright Office and/or the U.S. Patent and Trademark Office) with respect to any such U.S. registered and applied for After-Acquired Intellectual Property owned by it as of the last day of such period, to the extent that such Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. In each case, it will promptly cooperate as reasonably necessary to enable the Collateral Agent to make any necessary or reasonably desirable recordations of such Intellectual Property Security Supplement with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as appropriate.

ARTICLE IV

Remedies

SECTION 4.01 Remedies upon Default.

(a) Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Obligations under the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction or other applicable law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; and (iv) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(b) The Collateral Agent shall give the applicable Grantors ten days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default and after notice to the Borrower of its intent to exercise such rights, for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or paying any premium in whole or in part relating thereto. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within ten days of demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

SECTION 4.02 Application of Proceeds.

(a) The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with Section 8.04 of the Credit Agreement.

(b) The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money therefor by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(c) In making the determinations and allocations required by this Section 4.02, the Collateral Agent may conclusively rely upon information supplied by the Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Obligations, and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

SECTION 4.03 Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor shall, upon request by the Collateral Agent at any time after and during the continuance of an Event of Default, grant to the Collateral Agent an irrevocable (until the termination of the Credit Agreement) nonexclusive license (exercisable without payment of royalty or other compensation to any such Grantor) to use, license or, solely to the extent necessary to exercise such rights and remedies, sublicense any of the Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that nothing in this Section 3.03 shall require any Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted, to the extent permitted by the Credit Agreement, with respect to such property; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, during the continuation of an Event of Default; provided that any permitted license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

ARTICLE V

Subrogation and Subordination

SECTION 5.01 Contribution and Subrogation. Each Grantor (a “Contributing Party”) agrees (subject to Section 5.02) that, in the event assets of any other Grantor (the “Claiming Party”) shall be sold pursuant to any Collateral Document to satisfy any Obligation owed to any Secured Party, the Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Grantor becoming a party hereto pursuant to Section 6.14, the date of the Security Agreement Supplement executed and delivered by such Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.01 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 5.02 Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors under Section 5.01 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of any Grantor to make the payments required by Section 5.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Collateral Agent all Indebtedness owed by it to any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE VI

Miscellaneous

SECTION 6.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 6.02 Waivers; Amendment.

(a) No failure or delay by the Collateral Agent, any other Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, any other Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any other Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 6.03 Collateral Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement as if such section were set out in full herein and references to “the Borrower” therein were references to each Grantor.

(b) Without limitation of its indemnification obligations under the other Loan Documents but subject to the limitations set forth in Section 10.05 of the Credit Agreement, the Borrower agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee or (y) a material breach of this Agreement by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 6.03 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.

SECTION 6.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 6.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Collateral Agent, any other Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 6.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 6.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.08 Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, and subject to the limitations set forth in Section 10.09 of the Credit Agreement, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Grantor, any such notice being waived by the Borrower (on its own behalf and on behalf of each Grantor and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Grantors and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and each L/C Issuer under this Section 6.08 are in addition to other rights and remedies (including other rights of setoff) that the Collateral Agent, such Lender and such L/C Issuer may have.

SECTION 6.09 Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN).

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 6.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 6.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.12 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

SECTION 6.13 Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Obligations upon the termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit.

(b) Upon (i) any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement or any other Loan Document to any Person other than any other Loan Party or (ii) the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 and Section 9.11(a)(iii) of the Credit Agreement, or (iii) with respect to any Collateral owned by a Grantor, upon the release of such Grantor from its obligations under the Guaranty pursuant to Section 4.13 of the Guaranty, the security interest in such Collateral shall be automatically released.

(c) Upon the granting of a security interest in any Collateral to another Person by a Grantor pursuant to Section 7.01(i) and (o) of the Credit Agreement, the security interest granted to or held by the Collateral Agent in such Collateral shall be released or subordinated to such security interest granted to such Person; provided that the terms of any such subordination shall be reasonably acceptable to the Administrative Agent and the Collateral Agent.

(d) Each Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released if such Grantor ceases to be (i) a Restricted Subsidiary as a result of a transaction or designation permitted under the Credit Agreement or (ii) a Material Subsidiary (as certified in writing by a Responsible Officer).

(e) In connection with any termination or release pursuant to paragraph (a), (b), (c) or (d) of this Section 6.13, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Collateral Agent.

SECTION 6.14 Additional Grantors. Any Person required to become party to this Agreement pursuant to Section 6.11 of the Credit Agreement may do so by executing and delivering a Security Agreement Supplement and such Person shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 6.15 Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable (until termination of the Credit Agreement) and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

SECTION 6.16 General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE CORPORATE EXECUTIVE BOARD COMPANY
as Initial Grantor

By:
Name:
Title:

CEB INTERNATIONAL HOLDINGS, INC.,
as Initial Grantor

By:
Name:
Title:

CEB-TOWER, INC.,
as Initial Grantor

By:
Name:
Title:

THE TOWER GROUP, INC.,
as Initial Grantor

By:
Name:
Title:

VALTERA CORPORATION,
as Initial Grantor

By:
Name:
Title:

JEANNERET AND ASSOCIATES, INC.

as Initial Grantor

By:

Name:

Title:

PERSONNEL RESEARCH ASSOCIATES

as Initial Grantor

By:

Name:

Title:

BANK OF AMERICA, N.A.

as Collateral Agent

By:

Name:

Title:

By:

Name:

Title:

SCHEDULE I

TO THE SECURITY

AGREEMENT

Pledged Equity

Grantor	Issuer	Class of Equity Interest	Par Value	Certificate No(s)	Number of Shares	Percentage of Outstanding Shares of the Same Class of Equity Interest

Pledged Debt

Grantor	Debt Issuer	Description of Debt	Debt Certificate No(s)	Final Scheduled Maturity	Outstanding Principal Amount

EXHIBIT I

TO THE SECURITY AGREEMENT

FORM OF SECURITY AGREEMENT SUPPLEMENT

SUPPLEMENT NO. [        ] (this “Supplement”), dated as of [            ], 20[ ] to the Security Agreement dated as of [            ], 2012 among THE CORPORATE EXECUTIVE BOARD COMPANY, a Delaware corporation, the Subsidiaries of the Borrower from time to time party thereto and BANK OF AMERICA, as Collateral Agent for the Secured Parties.

A. Reference is made to the credit agreement dated as of July 2, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among THE CORPORATE EXECUTIVE BOARD COMPANY, a Delaware corporation (the “Borrower”), BANK OF AMERICA, as administrative agent (in such capacity, the “Administrative Agent”), and collateral agent (in such capacity, the “Collateral Agent”), Bank of America, as L/C Issuer and swing line lender (in such capacity, the “Swing Line Lender”), each Lender from time to time party thereto and the other parties party thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement referred to therein.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit and the other Secured Parties to perform their Cash Management Obligations and obligations under Secured Hedge Agreements. Section 6.14 of the Security Agreement provides that certain Persons may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Person (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit from time to time under the terms of the Credit Agreement and the other Secured Parties to perform their Cash Management Obligations and obligations under Secured Hedge Agreements.

Accordingly, the Collateral Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 6.14 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Obligations does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor, and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the Pledged Collateral and (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 9. The New Grantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:

Name:

Title:

Jurisdiction of Formation:

Address Of Chief Executive Office:

BANK OF AMERICA, N.A.

as Collateral Agent

By:

Name:

Title:

SCHEDULE I

Pledged Equity

Grantor	Issuer	Class of Equity Interest	Par Value	Certificate No(s)	Number of Shares	Percentage of Outstanding Shares of the Same Class of Equity Interest

Pledged Debt

Grantor	Debt Issuer	Description of Debt	Debt Certificate No(s)	Final Scheduled Maturity	Outstanding Principal Amount

SCHEDULE II

PERFECTION INFORMATION

EXHIBIT II

TO THE SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

The form of the Intellectual Property Security Agreement Supplement (i) for Patents, is attached hereto as Exhibit II-A; (ii) for Trademarks, is attached hereto as Exhibit II-B; and (iii) for Copyrights, is attached hereto as Exhibit II-C.

EXHIBIT K

FORM OF

DISCOUNTED PREPAYMENT OPTION NOTICE

Date:             , 20

To: BANK OF AMERICA, N.A., as Administrative Agent

Ladies and Gentlemen:

This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.05(d)(ii) of that certain Credit Agreement, dated as of July 2, 2012 (as amended, amended and restated supplemented or otherwise modified from time to time the “Credit Agreement”; the terms defined therein being used herein as therein defined) among The Corporate Executive Board Company (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer.

The Borrower hereby notifies you that, effective as of [ ], 20[ ], pursuant to Section 2.05(d)(ii) of the Credit Agreement, the Borrower hereby notifies each Lender that it is seeking:

A.	to prepay[Tranche A Term] [Tranche B Term][Incremental Term A] [Incremental Term B] Loans at a discount in an aggregate principal amount of $[ ][1] (the “Proposed Discounted Prepayment Amount”);

B.

a percentage discount to the par value of the principal amount of [Term A] [Term B][ Incremental Term A] [Incremental Term B] Loans [greater than or equal to [ ]% of par value but less than or equal to [ ]% of par value][equal to [ ]% of par value] (the “Discount Range”);[2] and

C.	a Lender Participation Notice on or before [ ], 20[ ][3], as determined pursuant to Section 2.05(d)(iii) of the Credit Agreement (the “Acceptance Date”).

The Borrower expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.05(d) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.	Each of the conditions to the Discounted Voluntary Prepayment contained in Section 2.05(d) of the Credit Agreement has been satisfied.

[1]	Insert amount that is minimum of $10.0 million.
[2]	Borrower may specify different Discount Ranges for Tranche A Term Loans, Tranche B Term Loans, Incremental Term A Loans and Incremental Term B Loans.
[3]	Insert date (a Business Day) that is at least five Business Days after date of the Discounted Prepayment Option Notice.

2.	No Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment

3.	It does not possess any material non-public information (“MNPI”) with respect to the Borrower or any of its Subsidiaries for purposes of United States federal securities laws that has not been disclosed to the Lenders (other than Lenders who have elected not to receive MNPI with respect to the Borrower or any of its Subsidiaries).

[4.

Attached as Schedule 1 hereto is a reasonably detailed calculation (including all relevant financial information reasonably requested by the Administrative Agent) of the Available Amount immediately prior to the consummation of such Discounted Voluntary Prepayment.][4]

The Borrower respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Prepayment Option Notice.

[4]	To be included if the Discounted Voluntary Prepayment exceeds $15,000,000.

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

THE CORPORATE EXECUTIVE BOARD COMPANY

By:
Name:
Title:

EXHIBIT L

FORM OF

LENDER PARTICIPATION NOTICE

Date:             , 20

To:	BANK OF AMERICA, N.A., as Administrative Agent

[     ]

Ladies and Gentlemen:

Reference is made to (a) certain Credit Agreement, dated as of July 2, 2012 (as amended, amended and restated supplemented or otherwise modified from time to time the “Credit Agreement”; the terms defined therein being used herein as therein defined) among the undersigned (the “Borrower”), the Lenders party thereto and Bank of America N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer for the Lenders and (b) that certain Discounted Prepayment Option Notice, dated [            ], 20[    ], from the Borrower (the “Discounted Prepayment Option Notice”). Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Credit Agreement or the Discounted Prepayment Option Notice, as applicable.

The undersigned Lender hereby gives you notice, pursuant to Section 2.05(d)(iii) of the Credit Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Loans held by such Lender:

A.	in a maximum aggregate principal amount of

[$[    ] of Tranche A Term Loans]

[$[    ] of Tranche B Term Loans]

[$[    ] of Incremental Term A Loans]

[$[    ] of Incremental Term B Loans] ([collectively,] the “Offered Loans”), and

B.

at a percentage discount to par value of the principal amount of [Tranche A Term] [Tranche B Term] [Incremental Term A] [Incremental Term B] Loans equal to [ ]%[5] of par value (the “Acceptable Discount”).[6]

[5]	Insert amount within Discount Range that is a multiple of [ ] basis points.
[6]	Lender may specify different Acceptable Discounts for Tranche A Term Loans, Tranche B Term Loans, Incremental Term A Loans and Incremental Term B Loans.

The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 2.05(d) of the Credit Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.05(d)(iii) of the Credit Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Lender hereby expressly consents and agrees to a prepayment of its [Tranche A Term] [Tranche B Term] [Incremental Term A] [Incremental Term B] Loans pursuant to Section 2.05(d) of the Credit Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Loans will be allocated at par value.

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

[By:
Name:
Title:][7]

[7]	If a second signature is required.

EXHIBIT M

FORM OF

DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

FORM OF DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date:            , 20

To: BANK OF AMERICA, N.A., as Administrative Agent

Ladies and Gentlemen:

This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.11(g)(v) of that certain Credit Agreement, dated as of July 2, 2012 (as amended, amended and restated supplemented or otherwise modified from time to time the “Credit Agreement”; the terms defined therein being used herein as therein defined) among the undersigned (the “Borrower”), the Lenders party thereto and Bank of America N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer for the Lenders.

The Borrower hereby irrevocably notifies you that, pursuant to Section 2.05(d)(iv) of the Credit Agreement, the Borrower will make a Discounted Voluntary Prepayment to each Lender with Qualifying Loans, which shall be made:

A.	on or before [ ], 20[ ][8], as determined pursuant to Section 2.05(d)(v) of the Credit Agreement,

B.	in the aggregate principal amount of

[$[    ] of Tranche A Term Loans]

[$[    ] of Tranche B Term Loans]

[$[    ] of Incremental Term A Loans]

[$[    ] of Incremental Term B Loans], and

C.

at a percentage discount to the par value of the principal amount of the [Tranche A Term] [Tranche B Term] [Incremental A Term] [Incremental B Term] Loans equal to [ ]% of par value (the “Applicable Discount”).[9]

[8]

Insert date (a Business Day) that is at least three Business Days after the date of this Notice and no later than five Business Days after the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans).

[9]	The Applicable Discount for Tranche A Term Loans, Tranche B Term Loans, Incremental Term A Loans and Incremental Term B Loans may differ.

The Borrower expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.05(d) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.	Each of the conditions to the Discounted Voluntary Prepayment contained in Section 2.05(d) of the Credit Agreement has been satisfied.

2.	No Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment.

3.	It does not possess any material non-public information (“MNPI”) with respect to the Borrower or any of its Subsidiaries for purposes of United States federal securities laws that has not been disclosed to the Lenders (other than Lenders who have elected not to receive MNPI with respect to the Borrower or any of its Subsidiaries).

[4.

Attached as Schedule 1 hereto is a reasonably detailed calculation (including all relevant financial information reasonably requested by the Administrative Agent) of the Available Amount immediately prior to the consummation of such Discounted Voluntary Prepayment.][10]

The Borrower agrees that if prior to the date of the Discounted Voluntary Prepayment, any representation or warranty made herein by it will not be true and correct as of the date of the Discounted Voluntary Prepayment as if then made, it will promptly notify the Administrative Agent in writing of such fact, who will promptly notify each participating Lender. After such notification, any participating Lender may revoke its Lender Participation Notice within [two] Business Days of receiving such notification.

The Borrower respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Voluntary Prepayment Notice.

[10]	To be included if the Discounted Voluntary Prepayment exceeds $15,000,000.

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

THE CORPORATE EXECUTIVE BOARD COMPANY

By:
Name:
Title:

EXHIBIT N

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 2, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); the terms defined therein being used herein as therein defined) among The Corporate Executive Board Company, a Delaware corporation (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, and the other agents party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                     , 20[ ]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 2, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); the terms defined therein being used herein as therein defined) among The Corporate Executive Board Company, a Delaware corporation (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, and the other agents party thereto.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                     , 20[ ]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 2, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); the terms defined therein being used herein as therein defined) among The Corporate Executive Board Company, a Delaware corporation (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, and the other agents party thereto.

Pursuant to the provisions of Section 3.01(f) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent share-holder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                     , 20[ ]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 2, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); the terms defined therein being used herein as therein defined) among The Corporate Executive Board Limited, a Delaware corporation (the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, and the other agents party thereto.

Pursuant to the provisions of Section 3.01(f) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                     , 20[ ]